UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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REALTY INCOME CORPORATION
(Name of Registrant as Specified In Its Charter)
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April 1, 2020
Dear Stockholder:
You are cordially invited to attend our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific Time on May 12, 2020. Due to the emerging public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of our partners and stockholders, this year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast. The virtual format provides the opportunity for participation by a broader group of our stockholders and enables stockholders to participate fully, and equally, from any location around the world, at no cost. You can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/realty2020 by using the control number which appears on your Proxy Materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your Proxy Materials. You will have the ability to submit questions in advance of and real-time during the Annual Meeting via the meeting website. The business that will be conducted at the Annual Meeting is described in the Notice of the 2020 Annual Meeting of Stockholders and Proxy Statement.
Our company completed another year of strong operating performance in 2019, delivering favorable risk-adjusted returns for our stockholders in a year that marked the 50th anniversary of our company’s founding, the 25th anniversary of our public listing, and our international expansion through completing property acquisitions in the United Kingdom. Stockholders who owned our stock for the duration of 2019 realized total shareholder return (“TSR”) of 21.3% assuming reinvestment of dividends. During 2019, we invested selectively in high-quality real estate, funded our investment activity with favorably priced permanent and long-term capital, and managed our portfolio to maximize value. We will seek to continue building upon our strong foundation to deliver favorable risk-adjusted returns for our stockholders throughout our company’s next chapter.
As The Monthly Dividend Company®, we remain committed to providing our stockholders with dependable monthly dividends that increase over time. During 2019, we paid twelve monthly dividends and increased the dividend per share by 3.0% over 2018. I would like to thank our team for their continued hard work and dedication, as well as our Board of Directors for their continued support and guidance. We are excited about the current position of the company and remain committed to continuing to responsibly manage your company as prudent stewards of your capital.
We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of the company’s achievements during the year, including information on the company’s compensation program and enhancements to our corporate governance practices. After your review, we hope that you will vote at the meeting in accordance with the Board of Directors’ recommendations.
Your vote is important to us and we appreciate your continued support of our company.
Sincerely,

Sumit Roy
President, Chief Executive Officer
Member, Board of Directors

Notice of the 2020
Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation (the “company”), will be held as follows:
MEETING DATE:	Tuesday, May 12, 2020
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/realty2020
RECORD DATE: You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 12, 2020.
ITEMS OF BUSINESS:
1.	The election of ten director nominees named in this Proxy Statement to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualify.
2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. During the Annual Meeting, management will report on the current activities of the company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments. All presentation materials shared at the Annual Meeting will be made available on the company’s website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy.
PROXY VOTING: Your vote is important. Whether or not you plan to participate in our virtual Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our Proxy Materials by mail – by signing, dating and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.virtualshareholdermeeting.com/realty2020.
No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.
By Order of the Board of Directors,

Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
April 1, 2020

Proxy Summary
MEETING DATE:	Tuesday, May 12, 2020
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/realty2020
RECORD DATE:	March 12, 2020
The Board of Directors (or, the “Board”) of Realty Income Corporation, a Maryland corporation (the “company”), is soliciting proxies for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and information contained in the Proxy Statement, but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.
How to Vote
On or about April 1, 2020, we will mail or e-mail a copy of our Notice of 2020 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2019 Annual Report (collectively “Proxy Materials”) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request and receive a paper or e-mailed copy of our Notice of 2020 Annual Meeting of Stockholders, Proxy Statement and 2019 Annual Report, and how to view these materials online. We encourage you to vote by telephone, over the Internet or by mail by completing your proxy card, even if you plan to participate in the virtual Annual Meeting. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

Beneficial Stockholders: If your shares of common stock are held by a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares of common stock at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 12, 2020: This Proxy Statement and our 2019 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You can also view these materials at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2020 on the day of and during the virtual Annual Meeting by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. You are encouraged to access and review all of the information contained in the Proxy Materials before voting.
Virtual Stockholder Meeting
Due to the emerging public heath impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of our partners and stockholders, the Board has decided to hold a virtual Annual Meeting this year. The Board believes that the virtual format for the Annual Meeting will provide the opportunity for participation by a broader group of our stockholders, while reducing the costs associated with planning, holding and arranging logistics for in-person meeting proceedings. The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. It also reduces the environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our stockholders
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Proxy Summary

who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will participate in the virtual Annual Meeting.
Date and Time: The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, May 12, 2020, at 9:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
Log in Instructions: To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2020. Stockholders will need their unique control number which appears on the Notice (printed in the box and marked by the arrow) and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 5, 2020, so that you can be provided with a control number and gain access to the meeting.
Submitting Questions prior to and at the virtual Annual Meeting: An online pre-meeting forum will be available to our stockholders at www.proxyvote.com approximately two weeks prior to the day of the Annual Meeting. By accessing this online forum, our stockholders will be able to submit questions in writing in advance of the day of the Annual Meeting, vote, view the Annual Meeting’s Rules of Conduct, and obtain copies of Proxy Materials and our annual report. Stockholders may also submit questions in writing on the day of or during the Annual Meeting at www.virtualshareholdermeeting.com/realty2020. Stockholders will need their unique control number which appears on their Notice, the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the Proxy Materials.
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.realtyincome.com under the “Investors” link. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and in order to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder.
The Annual Meeting’s Rules of Conduct will be posted on www.proxyvote.com approximately two weeks prior to the day of the Annual Meeting.
Technical Assistance: Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at 800-586-1548 (US Domestic Toll Free); 303-562-9288 (International).
Voting shares prior to and at the virtual Annual Meeting: Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2020 on the day of and during the virtual Annual Meeting. If your shares of common stock are held by a bank, broker or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Availability of live webcast to team members and other constituents: The live audio webcast will be available to not only our stockholders, but also our team members and other constituents.
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Proxy Summary

Proposal Guide
PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board of Directors believes that the ten director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	8	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2020 and requests stockholders to ratify the appointment.	8	For
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	9	For
Performance Highlights
We achieved another year of positive earnings growth in 2019 as measured by Adjusted Funds from Operations (AFFO) per share that allowed us to continue to pay dependable monthly dividends that increase over time.

(1)	For a reconciliation of net income to AFFO, see Appendix A on page 68 of this Proxy Statement.
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Proxy Summary

Our focus on providing dependable monthly dividends that increase over time helps drive strong total shareholder return (“TSR”) performance.

(1)	TSR is calculated assuming the contemporaneous reinvestment of dividends on the ex-dividend date. Data sourced from Bloomberg as of December 31, 2019.
Executive Compensation Highlights
We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial and operational metrics, including relative TSR. The following are the two primary components of the 2019 incentive compensation program:

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Proxy Summary

The majority of the compensation awarded under the programs is at-risk. Approximately 71% of our CEO’s total target direct compensation for the 2019 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics. Salary and time-based equity awards made up the remaining 29% of our CEO’s compensation.

Our Business Philosophy
As the Monthly Dividend Company®, we strive to pay dependable and growing monthly dividends for the benefit of our stockholders. Our diversified portfolio of actively managed commercial properties under long-term net lease agreements seeks to produce consistent and predictable income. We believe this also benefits other stakeholders, including employees, clients, tenants, lenders, and the communities in which we operate.
Over time, we intend to grow our earnings and dividends by expanding existing operations and entering new businesses without materially altering the company’s risk profile. Our international expansion is an example of our deliberate approach, and other growth initiatives remain under active consideration. Our goal remains to acquire high-quality real estate with tenants that already are or could become industry leaders, both in the U.S. and abroad.
We are focused on delivering long-term growth across market cycles and are therefore highly selective in the transactions we pursue, typically buying less than 10% of acquisition opportunities sourced. Our internal team dedicated to sourcing such opportunities has long-standing relationships with tenants, owners/developers, brokers and advisers and is regularly seeking to form new relationships. We research and analyze all potential transactions to remain focused on buying the right properties with the right tenants, and we are dedicated to continuing to monitor the health of our tenants and locations post-acquisition.
As a result, we also seek to create value through active portfolio and asset management, and seek to maximize returns through a combination of re-leasing, development, or sale. Our long-term relationships and outreach with tenants and industry experts help us remain well-informed on current and emerging trends.
Our size, scale, and cost of capital are meaningful competitive advantages that differentiate us. We also continue to invest heavily in our technological infrastructure to increase this differentiation, including predictive analytics.
Strategic Planning
Our goal is to continue managing the company in a manner that supports sustainable, long-term value creation for stockholders. The Board of Directors frequently reviews and discusses the company’s strategy as part of regularly scheduled Board meetings. The discussions allow the Board of Directors to assess further potential opportunities and threats to the business and properly position the company to continue to perform in the future. The company’s named executive officers and additional members of management, including the company’s in-house research and strategy departments, participate in the discussions on topics such as e-commerce and other disruptive technologies, changing demographics, the macroeconomic and political landscape, and their implications for our company. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse at the meetings. The company also supports management’s and directors’ participation at various conferences and speaking engagements in order to introduce new topics and
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Proxy Summary

materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board of Director meetings and strive to stay in front of emerging trends by making adjustments to our strategy as needed.
Corporate Governance Highlights
We remain committed to managing the company for the benefit of our stockholders and maintaining good corporate governance practices. In 2019 and in early 2020, we further enhanced our corporate governance practices by:
✓	Appointing a new independent director, as part of our Board’s ongoing refreshment efforts.
✓	Expanding Board oversight of environmental, social and governance issues.
We amended and restated our Bylaws in February 2020 to enhance our stockholders' power to propose amendments to our Bylaws, including by removing the previous requirement that stockholders meet certain ownership thresholds and other requirements in order to be eligible to submit such a proposal. As a result, stockholders may amend our Bylaws by the affirmative vote of a majority of all votes entitled to be cast on the matter pursuant to any proposal properly submitted for approval at a meeting of stockholders, subject to applicable notice requirements.
In addition to these enhancements, we continue to maintain the following corporate governance practices to enhance the company’s reputation for integrity and serving our stockholders responsibly:
Corporate Governance Highlights
✓	All directors are subject to annual election with a majority voting standard in uncontested elections.	✓	We have a Chairman of the Board who is separate from and independent of our Chief Executive Officer.
✓	All directors, with the exception of our CEO, are independent, and all Board committee members are independent.	✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓	An Enterprise Risk Management evaluation is conducted annually to identify and assess company risk.	✓	Our directors, officers, and other employees are subject to a Code of Business Ethics.
✓	Anonymous reporting is available through our whistleblower hotline, which is tested annually and reported to our Audit Committee quarterly.	✓	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.
✓	Cash and equity incentive compensation is subject to a formal clawback policy.	✓	Our directors and named executive officers have minimum stock ownership requirements.
✓	No stockholder rights plan is in effect.		Our Bylaws permit stockholders to request the calling of a special meeting.
✓	The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.	✓	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.
✓	Our Board of Directors conducts regular executive sessions of independent directors.	✓	We amended our Bylaws to allow stockholders to propose amendments to our Bylaws.
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Proxy Summary

Stockholder Engagement During 2019
We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices. In addition to maintaining active communication with stockholders throughout the year, we engage with stockholder governance teams annually in anticipation of each Annual Meeting.

✓	Reached out to stockholders collectively representing approximately 53% of shares outstanding, and engaged with stockholders collectively representing approximately 34% of shares outstanding.	✓	Identified and regularly reported consistent themes from our outreach activities to our Board of Directors.
✓	Our Board of Directors’ Independent Chairman participated in our stockholder engagement, providing stockholders direct access to our Board of Directors.	✓	Considered input provided by our stockholders and our advisors as our Board reviewed and considered enhancements to its governance practices and public disclosures.
✓
Discussed various topics, including environmental, social and governance considerations, executive compensation, board refreshment, composition and structure of our Board, our Bylaws, and company culture.
		✓	Pursuant to action taken by the Board, the Nominating and Corporate Governance Committee maintains direct oversight of environmental, social and governance considerations.
		✓	Based on feedback from stockholders, the Board amended our Bylaws to permit stockholders to propose amendments to the Bylaws.
		✓	We added Christie Kelly to our Board of Directors to continue refreshment of the Board to ensure optimal board structure and composition.

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Proposals
Proposal 1 - Election of Directors
Our Board of Directors currently consists of ten directors who we believe contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current ten directors, for re-election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2021 and until their respective successors have been duly elected and qualify:

(1)	Non-Executive Independent Chairman of the Board of Directors.
For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 10.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2020. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interests of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2020. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.
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Proposals

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers
Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow.
In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial and operational metrics, including relative TSR. Our compensation mix rewards the continued performance of the company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.
In connection with reviewing our compensation program and the 2019 compensation paid to our named executive officers, it is important to consider the company’s excellent performance during 2019 as well as our long-term TSR performance. During the three-year performance period ending December 31, 2019, our TSR outperformed the MSCI US REIT Index and the J.P. Morgan Net Lease Peer Group. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 28.
Based on the company’s performance in 2019, our named executive officers were awarded compensation in accordance with our STIP and LTIP, in addition to a fixed compensation component. The majority of the compensation awarded under the 2019 STIP and LTIP is at-risk, is not guaranteed and is based on the following performance metrics:

The performance hurdles and weightings for each program are determined by the Compensation Committee in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section beginning on page 28, allows the company to attract and retain talented executives while aligning their interests with the best interests of the company to support long-term value creation for the benefit of stockholders. Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2021.
Because this vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
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Board of Directors and Corporate Governance
Director Nominees
The Board of Directors has nominated the following ten current directors, identified below, for re-election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2021, and until their respective successors are duly elected and qualify. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees. We continue to review the composition of the Board of Directors in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas. Since our last annual meeting of the stockholders in 2019, we added a new director, Christie Kelly, to the Board of Directors. We believe this new addition to our Board of Directors has expanded our Board of Director’s diversity of composition, thought and experience, and has provided our Board of Directors with a fresh perspective.

Kathleen R. Allen, Ph.D. Age: 74 Director Since: 2000 Committees: Audit Independent: Yes	Experience

Kathleen R. Allen, Ph.D. is Professor Emerita at the Marshall School of Business and the founding director of the Center for Technology Commercialization at the University of Southern California (1991-2016). She was the co-founder and chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013. Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies. She was a Visiting Scholar at the Department of Homeland Security, where she advised on issues related to technology deployment, including cybersecurity. She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert.

Qualifications

As a distinguished businesswoman, entrepreneur, and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many early-growth and established companies to develop effective leadership and team-building skills. With her years of experience in risk management in the areas of business models, investment opportunities, and technology, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

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Board of Directors and Corporate Governance

A. Larry Chapman Age: 73 Director Since: 2012 Committees: Audit Independent: Yes	Experience

A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (Nareit), and member and past trustee of the International Council of Shopping Centers (ICSC). He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Qualifications

Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Reginald H. Gilyard Age: 56 Director Since: 2018 Committees: Nominating/Corporate Governance (Chair) Independent: Yes	Experience

Reginald H. Gilyard is a Senior Advisor at the Boston Consulting Group, Inc. (BCG) where he is a recognized leader in strategy development and execution (2017-present). Prior to this role, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University (2012-2017). Under Mr. Gilyard’s leadership, the school significantly increased its national rankings at the undergraduate and graduate levels. Prior to joining Chapman University, Mr. Gilyard served as Partner and Managing Director at BCG where he led national and multi-national engagements with large corporations in strategy, M&A, and business transformation (1996-2012). Prior to BCG, Mr. Gilyard served nine years in the U.S. Air Force as a Program Manager, and was then promoted to Major in the U.S. Air Force Reserves where he served for an additional three years. Mr. Gilyard currently serves on the board of directors of First American Financial Corporation (NYSE:FAF) (2017-present), and CBRE Group Inc. (NYSE: CBRE) (2018-present), and is the Board Chair for Pacific Charter School Development, a 501(c)(3) real estate development company serving low-income families in urban centers across the United States.

Qualifications

Mr. Gilyard offers valuable knowledge regarding strategy development and execution, having worked with management teams and boards to develop and implement successful strategies for over 20 years. His extensive consulting experience includes leading national and multi-national strategic engagements, pre-and post-M&A activity, and business transformation. Mr. Gilyard’s skill set and experience in a broad array of industries allows him to provide diverse and valuable perspectives to our Board of Directors.

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Priya Cherian Huskins Age: 48 Director Since: 2007 Committees: Compensation (Chair) and Nominating/Corporate Governance Independent: Yes	Experience

Priya Cherian Huskins is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present). Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003). She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, and the board of directors of Woodruff-Sawyer & Co. since 2016. She previously served on the board of directors of the Silicon Valley Directors’ Exchange (SVDX) (2013-2018), and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).

Qualifications

With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable member of a well-rounded Board of Directors.

Christie B. Kelly Age: 58 Director Since: 2019 Committees: Audit Independent: Yes	Experience

Ms. Kelly has served as a director on the Board since November 2019. Ms. Kelly most recently served as Global Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (July 2013-September 2018), a publicly traded financial and professional services firm specializing in real estate. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (2009-June 2013). Prior to joining Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers (2007-2009), where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served at General Electric Company (NYSE: GE) (1983-2007) in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG) and Park Hotel and Resorts, Inc. (NYSE: PK) as well as Gilbane, Inc. a privately held company. She previously served on the board of directors of TIER REIT (TIER) (January 2019-June 2019), the board of directors of Executives Club of Chicago (2017-2019), the board of directors of World Business Chicago (2016-2018), and on the board of directors of Park Tudor School (2012-2016).

Qualifications

Ms. Kelly brings to the Board extensive leadership, finance, real estate, and public company experience through her background as a senior executive and director of real estate companies, including publicly traded REITs. Additionally, Ms. Kelly’s international experience as the Global Chief Financial Officer for JLL will be additive to the Board.

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Gerardo I. Lopez Age: 60 Director Since: 2018 Committees: Compensation Independent: Yes	Experience

Gerardo I. Lopez is currently an Operating Partner and Head of the Operating Group for Softbank Investment Advisers (December 2018-present). Prior to this role, Mr. Lopez was an Operating Partner at High Bluff Capital Partners, a private equity firm focused on investing in consumer-facing companies, and Executive Chairman of Quiznos, Inc. which is privately owned by High Bluff Capital Partners (June 2018 – December 2018). Previously, Mr. Lopez served as President and Chief Executive Officer of Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. (paired together as NYSE: STAY), the largest owner/operator of company-branded hotels in North America (2015-2017). Mr. Lopez also served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC), the top global theater operator, where he led the reinvention of the customer theater experience (2009-2015). Prior to AMC, Mr. Lopez held various positions including Executive Vice President of Starbucks Coffee Company (NASDAQ: SBUX) and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice division (2004-2009), and President of the Handleman Entertainment Resources division of Handleman Company (2001-2004). Mr. Lopez has also held a variety of executive management positions with International Home Foods (1997-2000), PepsiCo, Inc. (NYSE: PEP) (1986-1996), and the Procter & Gamble Company (NYSE: PG) (1983-1986). Mr. Lopez currently serves on the board of directors of CBRE Group, Inc. (NYSE: CBRE) (2015-present), Newell Brands (NYSE: NWL) (2018-present) and OYO Hotels (2020-present).

Qualifications

Mr. Lopez brings extensive operational and leadership knowledge through serving as a senior executive at entertainment, hospitality, and consumer products companies. He has over 30 years of experience in marketing, sales and operations, and management of public and private companies, particularly across consumer-focused industries. Mr. Lopez adds real estate expertise and diverse board experience as an independent board member of private and public companies. The depth and breadth of his operational knowledge and leadership experience across various industries makes him a valuable contributor to our Board of Directors

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Michael D. McKee Age: 74 Director Since: 1994 Non-Executive Chairman Since: 2012 Committees: Compensation and Nominating/Corporate Governance Independent: Yes	Experience

Michael D. McKee is a Principal at The Contrarian Group (March 2018-present). Mr. McKee previously served as Executive Chairman of HCP, Inc. (NYSE: HCP) (May 2016-February 2018), Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-April 2016), and was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999). Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-2018), Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).

Qualifications

Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin Age: 60 Director Since: 2007 Committees: Audit and Compensation Independent: Yes	Experience

Gregory T. McLaughlin is the Chief Executive Officer of the PGA TOUR First Tee Foundation, a subsidiary of the PGA TOUR and World Golf Foundation (2018-present). Mr. McLaughlin was formerly President, PGA TOUR Champions and Executive Vice President with the PGA TOUR in Ponte Vedra Beach, Florida (2014-2018). Prior to joining the PGA TOUR, Mr. McLaughlin was President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California (1999-2014); Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation (1993-1999); and Vice President of Business Development of the Los Angeles Junior Chamber of Commerce (1988-1993).

Qualifications

With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business, finance and legal matters. His business and legal experience includes tax-exempt status and financing as well as business development, capital raising, and program development. Additionally, his leadership skills in managing a variety of different organizations brings financial reporting expertise, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues makes him a valuable member of our Board of Directors.

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Ronald L. Merriman Age: 75 Director Since: 2005 Committees: Audit (Chair) and Nominating/Corporate Governance Independent: Yes	Experience

Ronald L. Merriman is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997). At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee. More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000) and President of Ambassador Performance Group, Inc. (1997-1999). Mr. Merriman serves on the board of directors of Aircastle Limited (NYSE: AYR) (2006-present) and serves as the chairman of its audit committee (2006-present) and on the compensation committee (2012-present). Additionally, Mr. Merriman serves on the board of directors of nVent Electric plc (NYSE: NVT) (2018-present) and serves as the chairman of its audit and finance committee. Mr. Merriman served on the board of directors of Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-2018), and was the chairman of its audit committee. Mr. Merriman formerly served on the board of directors of Haemonetics Corporation (NYSE: HAE) (2005-2017).

Qualifications

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various global issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex global financial issues makes him a skilled member of the Board of Directors.

Sumit Roy Age: 50 Director Since: 2018 Committees: None Independent: No	Experience

Mr. Roy has been our Chief Executive Officer since October 2018, and our President since November 2015. Mr. Roy served as Executive Vice President, Chief Operating Officer from October 2014 to October 2018, and as Chief Investment Officer from October 2013 to November 2015. Prior to that, Mr. Roy served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP. Mr. Roy currently serves on the Advisory Board of Governors for the National Association of Real Estate Investment Trusts.

Qualifications

Mr. Roy brings a deep understanding of financial strategy, real estate, and REITs through his experience in the financial and real estate industries. Additionally, he provides insight regarding strategic planning and execution through his consulting and advisory experience. His extensive knowledge of the company’s investments and operations across all areas of the business makes him a valuable contributor to our Board of Directors.

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Committees of the Board
Our Board has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. Each committee is composed entirely of independent directors within the meaning of our director independence standards, which reflect the NYSE director independence standards and the audit committee requirements of the SEC.
Each committee operates under a written charter, all of which were reviewed by their respective committees during 2019. Our Nominating/Corporate Governance Committee updated its charter in February 2020 and our Corporate Governance Guidelines in February 2019. Our Compensation Committee updated its charter in February 2020. Our Board may, from time to time, establish certain other committees to facilitate oversight over the management of the company. The charters of each of our standing committees are available on our company’s website: www.realtyincome.com/investors/corporate-governance/board-committees.

AUDIT COMMITTEE
Responsibilitiess
Members: Ronald L. Merriman (Chair) Kathleen R. Allen, Ph.D. A. Larry Chapman Christie B. Kelly Gregory T. McLaughlin Independent: All Meetings in 2019: 7	⯀	Oversee compliance with legal and regulatory requirements;
	⯀	Oversee the integrity of our financial statements;
	⯀	Oversee cybersecurity and data privacy risks;
	⯀	Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:
		•	The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;
		•	The independence and qualifications of the independent registered public accounting firm;
		•	The compensation of the independent registered public accounting firm;
		•	The performance of our internal audit function; and
		•	Any significant proposed accounting changes.

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin, Dr. Allen and Ms. Kelly qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the SEC independence requirements for audit committee membership.

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COMPENSATION COMMITTEE
Responsibilities
Members: Priya Cherian Huskins (Chair) Gerardo I. Lopez Michael D. McKee Gregory T. McLaughlin Independent: All Meetings in 2019: 6	⯀	Review and approve remuneration levels for our executive officers;
	⯀	Review significant employee benefits programs;
	⯀	Establish and administer executive compensation programs;
	⯀	Conduct an annual review of our compensation philosophy and incentive programs to ensure they reflect the company’s risk management philosophies, policies and processes;
⯀
Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation based on such goals and objectives to help determine and approve his compensation;

	⯀	Review and approve all executive officers’ severance arrangements as applicable;
	⯀	Manage and annually review executive officer short-term and long-term incentive compensation;
	⯀	Set performance metrics under all short-term and long-term incentive compensation plans as appropriate; and
	⯀	Review the compensation of our Board of Directors.

Our Board of Directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, and the NYSE director independence standards (including those applicable to Compensation Committee members), and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee to the extent permitted by applicable law.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE
Responsibilities
Members: Reginald H. Gilyard (Chair) Priya Cherian Huskins Michael D. McKee Ronald L. Merriman Independent: All Meetings in 2019: 3	⯀	Provide counsel to our Board of Directors on a broad range of issues concerning the composition and operation of the Board of Directors;
	⯀	Develop and review the qualifications and competencies required for membership on our Board of Directors;
	⯀	Review and interview qualified candidates to serve on our Board of Directors;
	⯀	Oversee the structure, membership, and rotation of the committees of our Board of Directors;
	⯀	Oversee environmental, social, and governance issues;
	⯀	Assess the effectiveness of the Board of Directors and executive management;
	⯀	Oversee succession planning for our executive management;
	⯀	Review and consider developments in corporate governance to ensure that best practices are being followed; and
	⯀	Board refreshment.

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices, which includes our Corporate Governance Guidelines that, as more fully described below, govern the operation of the Board of Directors.

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Corporate Governance
We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.
Corporate Governance Guidelines
Our company has adopted Corporate Governance Guidelines, which were updated in February 2019, that promote the functioning of the Board of Directors and its committees and set forth expectations as to how the Board of Directors should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, evaluation and compensation of key executive officers (which includes all named executive officers), expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. A current copy is available on our company’s website at www.realtyincome.com/investors/corporate-governance.
Code of Business Ethics
We have adopted a Code of Business Ethics that applies to our directors, officers, and other employees, and addresses items such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of company assets. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business

       Whistleblower Policy

Our Board of Directors oversees the company’s “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing.

Ethics. The full text of our Code of Business Ethics is available on our company’s website at www.realtyincome.com/investors/corporate-governance. We intend to disclose any future amendments to, or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within five business days following such amendment or waiver, or as otherwise required by the SEC or the NYSE.

Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans or indebtedness.
Clawback Policy
Our Board of Directors has voluntarily adopted a formal clawback policy that applies to certain outstanding compensation awards and will apply to future awards. Our clawback policy provides that the company may recover certain cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:
(i)
a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any named executive officer, and/or

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(ii)
a decision by the Compensation Committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the company’s financial statements or its operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The company will not be bound by the three-year recoupment period or this five-year limitation in cases involving fraud or intentional misconduct. As applicable SEC regulations are adopted, we will reassess our clawback policy and implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.
Company Culture and Employees
We put great effort into cultivating an inclusive company culture. We are one team, and together we are committed to a culture that provides an engaging work environment and encourages respect, humility, transparency, and integrity. Regular open communication is central to how we work, and our employees take pride in our over 50-year history of providing monthly dividends to our stockholders. We seek to hire and retain talented employees with diverse backgrounds and perspectives, and work to provide an environment where capable team members have fulfilling careers in the real estate industry. We invest in our employees’ development and training, providing access to online learning, a mentorship program, and a leadership development program.
Stockholder Engagement
During 2019, we continued to engage and interact with our stockholders through various means of communication, including in-person meetings, conferences, phone calls and emails. We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices.
Our outreach efforts for the 2020 proxy season included (i) reaching out to and (ii) holding engagement calls with the governance teams and portfolio management teams of our stockholders representing approximately 53% and 34% of our outstanding shares of common stock as of September 30, 2019, respectively. In addition to our internal engagement team, our Board’s Non-Executive Independent Chairman, Michael D. McKee, participated, which provided stockholders direct access to the Board of Directors. During our conversations with stockholders, we discussed various topics, including:
•	Environmental, social, and governance considerations;
•	Executive compensation;
•	Board refreshment;
•	Board composition and structure;
•	Maryland bylaws; and
•	Company culture
We report the details of our conversations and communication with stockholders to our Nominating/Corporate Governance Committee, Compensation Committee, and Board of Directors. This dialogue allows our Directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board of Directors considers the input provided by our stockholders and our advisors as it reviews and considers enhancements to its processes and disclosures.
While we believe that stockholders have been satisfied with the company’s current programs, the Board of Directors considers stockholder feedback and responds in the best interests of the company. As a direct result of stockholder engagement efforts, the Board of Directors has taken the following actions:
•
Pursuant to action taken by the Board of Directors, the Nominating and Corporate Governance Committee maintains direct oversight of environmental, social and governance considerations as it relates to the company’s enterprise risk management program.

•	The Board of Directors amended and restated the company’s Bylaws in February 2020 to permit stockholders to propose amendments to the company’s Bylaws.
In 2019, we added Christie Kelly to our Board of Directors to continue refreshment of the Board.
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Environmental, Social and Governance (ESG)
We are committed to conducting our business according to the highest ethical standards. We are dedicated to operating our business in an environmentally conscious manner and upholding our corporate responsibilities as a public company for the benefit of our stakeholders - our stockholders, employees, tenants and community.
In recent years, our ESG efforts have quickly evolved from commitments to action. We continue to focus on how best to institutionalize efforts for a lasting and positive impact. We strive to be a leader in the net lease industry in ESG initiatives.
We believe that our commitment to corporate responsibility, which encompasses ESG principles, is critical to our performance and long-term success, and that we all have a shared responsibility to our community and the planet. That responsibility starts with our workforce and is demonstrated through our commitment to sound governance, our ethical operating behaviors and responsible practices. The Nominating/Corporate Governance Committee of our Board of Directors has direct oversight of ESG matters.
In 2019, we approved resources needed to advance our sustainability agenda, including appointing a new dedicated officer to the sustainability position. We envision advancements in the coming years as we develop a strategy, by and on behalf of our internal and external stakeholders, while engaging all levels of our organization in the process.
Relationships with our stakeholders are key to our success. Additionally, our corporate partners help us achieve our mission. Accordingly, we assess ways in which we can generate and sustain value for all stakeholders, which generates long-term value for our stockholders. We believe our dedication to corporate responsibility will foster our ability to grow in a sustainable manner.
Social Responsibility and Ethical Standards
We are committed to providing a positive and engaging work environment for our employees and taking an active role in the betterment of the communities in which our employees live and work. Our employees are awarded compensation that is in line with those of our peers and competitors, including generous health and welfare benefits (medical, dental, vision, life insurance, long-term disability, employee assistance program, flexible spending program, banking services) for all employees and their families, participation in a 401(k) plan with a matching contribution from the company, restricted stock awards based on company and individual performance, competitive paid time-off benefits, a wellness program, continued education and development opportunities, up to 10 weeks of paid maternity leave, up to 6 weeks paid parenting leave (combined maternity and parenting leave equals up to 16 weeks), up to 8 weeks of disability leave, and an infant-at-work program for new parents to support parents returning to the workplace and encourage gender equity. We also have a long-standing commitment to be an equal opportunity employer and adhere to all Equal Employer Opportunity Policy guidelines.
We believe that giving back to our community is an extension of our mission to improve the lives of our stockholders, our employees, and their families. The company and its employees have taken an active role in supporting communities through civic involvement with non-profit organizations and corporate donations. Our non-profit activities resulted in over 900 company-sponsored employee volunteer hours in 2019, principally through our partnership with San Diego Habitat for Humanity. We are proud of the efforts we have made to date and look forward to continuing to strengthen our impact as part of the successful operations of The Monthly Dividend Company®.
Environmental Responsibility
In 2019, we focused on advancing our sustainability agenda, including creating a Sustainability Department. As a member of the National Association of Real Estate Investment Trusts (Nareit) Real Estate Sustainability Council, we believe we are able to leverage best practices and advance our efforts in this area.
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Director Selection Process
Director Qualifications
Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:
•	Business and professional background;
•	Diversity in background, expertise, perspectives, and thought;
•	History of leadership or contributions to other organizations;
•	Functional skill set and expertise;
•
General understanding of marketing, finance, accounting, corporate governance, federal securities and other relevant laws and regulations, international experience, and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	Experience as a member of the board of directors of another publicly-held company;
•	Commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and
•	Ability to perpetuate the success of the business and represent stakeholder interests through the exercise of sound business judgment.
Identifying and Evaluating Nominees for Directors
Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify nominees for directors. Current members who are willing to continue service and who have qualifications and skills that are generally consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are generally re-nominated.
As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has discretion to retain a search firm to assist with identifying new candidates for membership on our Board of Directors if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as candidates nominated by the Nominating/Corporate Governance Committee and will be considered accordingly.
Board Refreshment
Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition and the exercise of sound business judgment in discharging the Board’s responsibilities in accordance with evolving standards and practices. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity. The Nominating/Corporate Governance Committee aspires to obtain a desired mix of skills, experience, and diversity relevant to the company’s strategic direction and operations while leveraging the deep institutional knowledge and valuable insight associated with the Board’s more tenured directors. Our focus is to have a board that continues to deliver a high standard of performance and governance expected by investors.
In 2019, we were pleased to welcome Christie Kelly to our Board of Directors. Ms. Kelly brings extensive leadership, finance, real estate, international and public company experience, as further described in this Proxy Statement under “Director Nominees” beginning on page 10.
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Stockholder Recommendations
The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed résumé of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 24.
A stockholder desiring to recommend a candidate for consideration by the Nominating/Corporate Governance Committee must deliver the recommendation along with the information noted above between November 2, 2020 and December 2, 2020 (not more than 150 days nor less than 120 days prior to the first anniversary of the date the company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) in order to be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for our 2021 Annual Meeting” in this Proxy Statement on page 66. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.
Proxy Access
The company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of our Bylaws. We have adopted a proxy access right for stockholders, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors up for election as of the last day in which a proxy access nomination may be submitted under our Bylaws, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.
Board Independence
Our Board of Directors has determined that each of our current directors, except for Mr. Roy, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards, which mirror NYSE independence requirements, in determining whether a relationship is material and thus would disqualify a director from being independent.
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Board of Directors and Corporate Governance

Non-Executive Independent Chairman of the Board
The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Roy serves as our CEO. The Board of Directors believes this is the most appropriate structure because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Roy. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.
Board Role in Risk Oversight
Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our company. The Board of Directors reviews and oversees our enterprise risk management (ERM) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board levels, and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.
In addition to the Board’s risk oversight, each of the Board’s committees exercises its own oversight related to the risks associated with the responsibilities of that committee:
•
The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, as well as key credit risks, liquidity risks, cybersecurity risks, data privacy risks, market risks and compliance, and the guidelines, internal controls, policies and procedures for monitoring and mitigating those risks;

•	The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and
•	The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions.
By assigning such responsibilities, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and the committees to which it has delegated various risk responsibilities, dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Given the importance of the CEO to the success of the company and generation of stockholder value, the Board of Directors ensures that the company is developing and nurturing a pipeline of senior talent, including one or more individuals capable of becoming the CEO.
Compensation Risk Assessment
The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
Named Executive Officers and Executive Vice Presidents. The total compensation is established after the Compensation Committee determines the appropriate performance metrics to best align the interests of management with the best interests of the company. The short-term incentive program metrics are based on financial, operational, and individual goals. The long-term incentive program metrics are primarily based on our TSR performance relative to our peers, and a value creation goal, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.
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Board of Directors and Corporate Governance

All Other Employees. Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our company. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our company.
Meetings and Attendance
Our Board of Directors met 16 times during 2019. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were members of our Board of Directors, and (ii) the total number of meetings of the Committees of our Board of Directors on which such directors served during the period he or she served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our Board of Director members attended our 2019 annual meeting of stockholders.
To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings unless, under certain circumstances, management is invited. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the four executive sessions held during 2019.
Communications with the Board
Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:
Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary mpfeiffer@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130
All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.
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Director Compensation
The Compensation Committee is responsible for reviewing the compensation of members of the Board of Directors. Compensation for the independent directors of our Board of Directors for 2019 consisted of a base annual cash retainer, plus additional cash retainers for service as the Non-Executive Chairman or Chairperson of one of the committees of our Board of Directors in amounts as set forth below. In addition, each independent director receives an annual equity retainer based on a fixed number of shares provided for in the 2012 Incentive Award Plan.
POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER
Board of Directors – Member (including Non-Executive Chair)	4,000	$25,000
Board of Directors – Non-Executive Chair(2)	—	125,000
Audit Committee Chair	—	25,000
Compensation Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	10,000
(1)	The value of the annual equity retainer is variable, based on the closing share price on the date of grant.
(2)
Effective July 16, 2019, the Board of Directors increased the annual cash retainer for the Board of Directors – Non-Executive Chair from $35,000 to $125,000. The prorated annual cash retainer for 2019 was $76,332.

Our directors received the following aggregate amounts of compensation for the year ended December 31, 2019:
NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	ALL OTHER COMPENSATION(2)	TOTAL
Kathleen R. Allen, Ph.D.(3)	$25,000	$276,040	$—	$301,040
A. Larry Chapman(3)	25,000	276,040	—	301,040
Reginald H. Gilyard(3)	29,592	276,040	—	305,632
Priya Cherian Huskins(3)	50,000	276,040	—	326,040
Christie B. Kelly(3)(4)	2,853	311,960	—	314,813
Gerardo I. Lopez(3)	25,000	276,040	—	301,040
Michael D. McKee(3)	106,739	276,040	—	382,779
Gregory T. McLaughlin(3)	25,000	276,040	10,000	311,040
Ronald L. Merriman(3)	50,000	276,040	—	326,040
Sumit Roy(5)	—	—	—	—
Stephen E. Sterrett(6)	9,272	—	—	9,272
(1)
On May 14, 2019, the date of our 2019 Annual Meeting of Stockholders, each non-employee director at that time received 4,000 shares of restricted stock with a grant date fair value of $276,040 which is calculated by multiplying the 4,000 shares by the closing market price per share of our common stock on May 14, 2019 of $69.01, as prescribed by Accounting Standards Codification Topic 718. On November 20, 2019, upon election to the Board of Directors, Ms. Kelly received 4,000 shares of restricted stock with a grant date fair value of $311,960, which is calculated by multiplying the 4,000 shares by the closing market price per share of our common stock on November 20, 2019 of $77.99 per share. All of these restricted stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and include dividends paid from the date of grant.

(2)	Amount represents the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc. (“Crest”), a wholly-owned subsidiary of Realty Income.
(3)
As of December 31, 2019, the non-employee directors did not hold any stock options. Other than Messrs. Chapman, Gilyard, Lopez and Ms. Kelly, who held 8,001, 6,667, 6,667 and 4,000 shares of unvested restricted stock, respectively, the non-employee directors did not hold any shares of restricted stock.

(4)	Ms. Kelly was elected as a member of the Board on November 20, 2019.
(5)
Mr. Roy, our President, Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest during 2019. His compensation is reflected as part of the “Summary Compensation Table” on page 47.

(6)	Mr. Sterrett was a member of the board until his term expired on May 14th, 2019, the date of the 2019 annual meeting.
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Director Compensation

Stock Awards for Directors
The 2012 Incentive Award Plan provides that upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. This annual equity grant of 4,000 shares is specifically provided for in the 2012 Incentive Award Plan, which has been approved by our stockholders. For 2019, approximately 88% of director compensation was in the form of restricted shares of the company's stock, which effectively aligns the interests of our Board with those of our stockholders. The vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:
YEARS OF SERVICE	VESTING
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately
Other Payments for Directors
The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs and conferences to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Director Stock Ownership Guidelines
Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer of $25,000 paid to such director for service as a member of the Board of Directors, without reference to committee or chair service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of December 31, 2019 of $25,000, or $125,000, divided by the closing price per share of our common stock as of December 31, 2019 of $73.63. This equals a minimum share ownership requirement of 1,698 shares.
All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2019, each director subject to the guidelines met or exceeded the stock ownership requirements.
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Information about our Executive Officers
The following table sets forth certain information as of the record date for the Annual Meeting of March 12, 2020 concerning our executive officers:
NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Sumit Roy President and Chief Executive Officer	50	Mr. Roy’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 10.
Michael R. Pfeiffer Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	59
Mr. Pfeiffer has been our Executive Vice President, Chief Administrative Officer since February 2019, and our Executive Vice President, General Counsel and Secretary since May 2002. He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary. Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Neil M. Abraham Executive Vice President, Chief Strategy Officer	49
Mr. Abraham has been our Executive Vice President, Chief Strategy Officer since May 2018. He served as Executive Vice President, Chief Investment Officer from November 2015 to May 2018. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York (2007-2015). Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

Mark E. Hagan Executive Vice President, Chief Investment Officer	53
Mr. Hagan has been our Executive Vice President, Chief Investment Officer since May 2018. Prior to joining us, Mr. Hagan served as Managing Director, Real Estate Investment Banking at RBC Capital Markets, LLC (2010-2018), Managing Director, Real Estate Investment Banking at Deutsche Bank Securities, Inc. (2005-2009), and Director, Real Estate Investment Banking at Merrill Lynch & Co., Inc. (1998-2005).

Benjamin N. Fox Executive Vice President, Asset Management and Real Estate Operations	40
Mr. Fox has been our Executive Vice President, Asset Management and Real Estate Operations since January 2018. He joined us in 2007 and served as Senior Vice President, Asset and Portfolio Management (2015-2017), Vice President, Asset Management (2013-2015), Vice President of Strategic Investments (2011-2013), and Acquisitions Director (2007-2011) before being promoted to his current position. Prior to joining us, Mr. Fox worked in investment banking at JPMorgan and in merchant banking at Cappello Capital.

Sean P. Nugent Interim Principal Financial Officer and Treasurer	47
Mr. Nugent has been serving as our interim Principal Financial Officer and Treasurer since January 2020. He has been our Senior Vice President, Controller since 2017. He joined us in 2006 and served as Accounting Manager before being promoted to Associate Vice President, Assistant Controller, in 2012 and to Vice President, Controller in 2014. Prior to joining us, Mr. Nugent worked in various accounting positions for a number of San Diego companies. Mr. Nugent is a licensed Certified Public Accountant in California.

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Executive Compensation
Compensation Discussion and Analysis
This section discusses the compensation policies and programs for the following executive officers and former executive officer of the company (the named executive officers or NEOs):
NAME	CURRENT TITLE
Sumit Roy	President and Chief Executive Officer
Paul M. Meurer(1)	Former Executive Vice President, Chief Financial Officer and Treasurer
Michael R. Pfeiffer	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Neil M. Abraham	Executive Vice President, Chief Strategy Officer
Mark E. Hagan	Executive Vice President, Chief Investment Officer
(1)
Mr. Meurer served as Executive Vice President, Chief Financial Officer and Treasurer through January 29, 2020, at which time he transitioned into his role as a senior advisor to the company. Mr. Meurer departed from the company on March 31, 2020.

Executive Summary
The primary objectives of our compensation program are to:
✓	Align the interests of management with those of stakeholders;
✓	Link executive compensation to the company’s short-term and long-term performance; and
✓	Attract, motivate, and retain highly qualified executive officers through competitive compensation arrangements.
We continue to adhere to balanced compensation and corporate governance practices as set forth in the following table:
WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	X	Do NOT allow for uncapped award opportunities
✓	DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	X	Do NOT provide any perquisites to our named executive officers
✓	DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	X	Do NOT permit executive officers or directors to pledge or hedge our securities
✓	DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	X	Do NOT incentivize excessive risk taking
✓	DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk-taking behavior	X	Do NOT pay accrued dividends on performance shares unless and until they vest
✓	DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	X	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits
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Executive Compensation

WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO employ the services of an independent compensation consultant that reports to the Compensation Committee of the Board of Directors	X	Do NOT provide for excise tax gross ups
✓	DO grant performance-based equity, which is at-risk and not guaranteed	X	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan
		X	Do NOT have employment contracts with our NEOs
2019 Performance
It is important to review and acknowledge the company’s performance results for the year and management’s execution of our strategy to support and grow monthly dividends for our stockholders. We focus on the following key areas when executing our strategy:
Continued our disciplined acquisition strategy, targeting well-located, freestanding, single-tenant commercial properties at favorable risk-adjusted returns.

✓	We sourced $57 billion in real estate acquisition opportunities and remained selective in our investment strategy, acquiring $3.7 billion, representing 6.5% of the amount sourced.
✓	We successfully completed our first international real estate investments in the United Kingdom.
✓
We remained committed to diversifying our portfolio by tenant, industry, geography, and property type, while maintaining excellent credit quality in the portfolio. As of December 31, 2019, 49% of our annualized rental revenue was generated from investment-grade tenants, their subsidiaries or affiliated companies.

Actively managed our portfolio to further enhance stockholder value

✓	We achieved a strong year-end occupancy of 98.6%.
✓	We recaptured approximately 103% of expiring rent on properties released during the year.
✓	We disposed of approximately $109 million of non-strategic assets and redeployed that capital into properties that better fit our investment strategy.

Maintained a conservative balance sheet

✓	Our balance sheet remains strong with our Moody’s and S&P credit ratings at A3/A- with a stable outlook, respectively in 2019.
✓	We ended the year with a fixed charge coverage ratio of 5.0x, increasing our coverage by 60 basis points compared to last year.
The company’s positive performance results, and successful execution of our strategy are significant contributors in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2019 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.
In 2019, the company delivered total shareholder return of 21.3%, assuming reinvestment of dividends. The positive results for our stockholders in 2019 are a direct result of strong execution across all areas of the business. In addition, healthy investment activity of $3.7 billion in high-quality real estate acquisitions was made possible through sourcing approximately $57 billion of transaction opportunities. Our business operations led to growth in earnings and dividends, delivering favorable risk-adjusted returns for our stockholders.
Favorable Say-on-Pay Vote
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Our stockholders continue to express substantial support for the compensation of our named executive officers, as demonstrated by 94.8% of the votes cast approving the advisory say-on-pay vote during 2019, and over 90% of the votes cast, approving the advisory say-on-pay vote during each year since say-on-pay has been effective in the US, dating back to 2011. This continued support of our compensation program, as
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Executive Compensation

demonstrated below, reflects a strong alignment with the company’s performance and long-term value creation for our stockholders. In 2019, we continued our practice of engaging and interacting with our stockholders through various means of communication. In this regard, we routinely interact with stockholders throughout the year about executive compensation and other matters.
Compensation Process
In addition to say-on-pay vote results and other feedback from stockholders, the Compensation Committee considers other factors in evaluating our executive compensation programs, including but not limited to:
•	The Compensation Committee’s assessment of the alignment of our compensation program with our financial and operational objectives;
•	Retention and recognition of individual contribution towards our performance;
•	Recommendations provided by its independent consultant; and
•	A review of peer data.
Each factor is evaluated in the context of the Compensation Committee members’ responsibility to act in the company’s best interests.
Compensation Consultant
In 2019, the Compensation Committee retained FPL Associates, L.P. (FPL), a nationally-known independent executive compensation and benefits consulting firm specializing in the real estate industry, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation Committee.
The consulting services provided by FPL include:
✓
Evaluating the current compensation program design and guidelines for named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation Committee;

✓	Providing peer information to assist the Compensation Committee in selecting the appropriate peer group;
✓	Benchmarking the compensation for the named executive officers against the appropriate peer group;
✓	Identifying the appropriate mix of compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
✓
Discussing market-based incentive programs, including performance metrics and targets, within our peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and

✓	Reviewing an overview of industry trends related to human capital across the entire real estate industry.
FPL reports to the Compensation Committee and works with management as directed by the Compensation Committee. The Compensation Committee retains the right to terminate or replace FPL at any time. Pursuant to the Compensation Committee’s Charter, the Compensation Committee has the power to engage other consultants and advisors as required.
Through review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2019.
Peer Group Data
The Compensation Committee uses comparison data from various companies it considers peers as a guide in its review and determination of base salaries, cash bonus payments, equity awards, and long-term performance awards. Prior to approving the 2019 incentive compensation program, the Compensation Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2019 performance. The Compensation Committee evaluates
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Executive Compensation

whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers and in light of each named executive officer’s contribution to performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.
2019 Peer Group for 2019 Compensation Decisions
The Compensation Committee, with the help of FPL, annually reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. The peer group recommended by FPL and used by the Compensation Committee for 2019 compensation decisions (2019 Peer Group) remains unchanged from the group used for 2018 compensation decisions. Our 2019 Peer Group consists of the following 18 public real estate companies:
2019 PEER GROUP
Avalon Bay Communities, Inc.	National Retail Properties, Inc.*
Boston Properties, Inc.	Spirit Realty Capital, Inc.*
Digital Realty Trust, Inc.	The Macerich Company
Equinix, Inc.	UDR, Inc.
Essex Property Trust, Inc.	Ventas, Inc.
Federal Realty Investment Trust	VEREIT, Inc.*
Healthpeak Properties, Inc.	Vornado Realty Trust
Host Hotels & Resorts, Inc.	W.P. Carey, Inc.*
Kimco Realty Corporation	Welltower, Inc.
*Denotes a net lease peer
The companies in our 2019 Peer Group focus on a variety of asset classes with similar lease types, and those that are similar to us in size in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation Committee believes that total market and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. Using total market capitalization and equity market capitalization to determine peer groups is consistent with real estate industry practices. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. All companies selected were less than 2.0x our size based on total market capitalization, and the majority of companies selected were below our size based on total market capitalization as further demonstrated in the 2019 Peer Group Comparison chart below. Larger companies included in the 2019 Peer Group balance the inclusion of our net lease peers, which generally are of significantly smaller size, such as Spirit Realty Capital, Inc. (approximately 20% of our total market capitalization) and National Retail Properties, Inc. (approximately 45% of our total market capitalization).
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Executive Compensation

2019 Peer Group Comparison (1)
(in billions)

(1)
As of December 31, 2018, the 2019 Peer Group had total market capitalization ranging from approximately $5.3 billion to $42.2 billion, placing us in the 67th percentile of our peer group. In terms of equity market capitalization, we were in the 72nd percentile of our peer group. Data sourced from S&P Global Market Intelligence as of December 31, 2018.

The Compensation Committee evaluates our peer group annually and may make adjustments to this peer group to reflect changes in the size or operations of the company or our peers. Please refer to page 44 for a discussion of the changes made to our 2020 peer group.
Management Involvement
In setting compensation for named executive officers in 2019, the Compensation Committee solicited input from the CEO concerning each of the named executive officers other than himself. In addition, from time to time, the Compensation Committee will direct management to work with the Compensation Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation Committee with a report of the company’s operating and financial results for the past fiscal year relative to the company’s performance metrics. He also discusses his personal assessment of individual performance of each of the other named executive officers. In addition, at the request of the Compensation Committee, the CEO makes recommendations regarding salary and incentive compensation awards for each named executive officer other than himself. The Compensation Committee considers these recommendations and other factors as discussed above in making the final determinations.
Elements of Compensation
In structuring executive compensation, the Compensation Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. The majority of our equity incentives are intended to align named executive officers’ long-term interests with the best interests of the company although we believe they also play a role in helping us reward performance and attract and retain top executives.
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Executive Compensation

The following table outlines the primary elements of our 2019 executive compensation program:
ELEMENT	OBJECTIVE SERVED
Base Salary	Fixed base pay rewards performance of core job duties and recognizes individual achievements, contributions, and experience.
Short-term Incentive Program
Variable cash compensation motivates each executive to achieve our short-term corporate operating and financial goals, rewards personal performance, aligns the interests of executives with stockholders, and facilitates executive retention.

Long-term Incentive Program	Variable equity compensation motivates executives to achieve long-term financial goals, such as relative TSR, balance sheet strength, and consistency of our dividend.
Time-Based Restricted Shares	Fixed equity compensation that vests over future periods fosters retention and aligns the named executive officers’ interest with the best interests of the company.
Incentive Programs and Performance Metrics
Each year, the Compensation Committee, with input from FPL, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including GAAP and non-GAAP earnings metrics. The Compensation Committee believes that the current mix of operational, liquidity, and financial earning metrics used for the 2019 performance year aligns with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. In 2019, consistent with peer group compensation practices, the Compensation Committee maintained STIP and LTIP programs with maximum payouts at 200% of target, which required a corresponding level of rigor relative to projections to achieve maximum performance to further motivate and reward outstanding performance. The composition of our programs are weighted heavily in equity, along with a portion of compensation tied to long term, three-year performance.
Total Target Direct Compensation
The Compensation Committee worked with FPL to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable or at-risk compensation. As an initial reference point, the Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Committee to ensure pay is competitive for the individual and account for the individual’s tenure and experience, as well as ensure that the total amount for our executive team is reasonable. The Compensation Committee reviewed the median and aggregate total target direct compensation within our peer group based on market data provided in January 2019 by FPL. When establishing total target direct compensation levels for each named executive officer, the Compensation Committee gave consideration and special emphasis to individuals’ personal contributions to the organization, as well as skill sets, qualifications, and experience, seeking to incentivize high performing named executive officers with competitive pay. After review and consideration, the Compensation Committee approved the following total target direct compensation and structure for 2019 compensation. Total target direct compensation for 2019 was composed of (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of time-based restricted shares.
TOTAL TARGET DIRECT COMPENSATION
EXECUTIVE	2018	2019
Sumit Roy(1)	$3,979,842	$6,337,500
Paul M. Meurer	2,500,000	2,650,000
Michael R. Pfeiffer	1,800,000	2,100,000
Neil M. Abraham	1,650,000	1,850,000
Mark E. Hagan	1,550,000	1,750,000
Total	$11,479,842	$14,687,500
(1)	Mr. Roy was promoted to CEO effective October 2018. As a newly promoted CEO, his 2019 total target direct compensation fell below the median of our 2019 peer group.
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For our CEO, the Compensation Committee used the following structure for determining the various elements of direct compensation payable for 2019:

Set forth below is a table that illustrates the application of the structure for 2019 compensation decisions for our CEO.
CEO ANNUAL CASH		CEO ANNUAL EQUITY		CEO TOTAL
ANNUAL SALARY	T ARGET STIP CASH AWARD	TARGET LTIP PERFORMANCE SHARES	TIME-BASED LTIP RESTRICTED SHARES	TOTAL TARGET DIRECT COMPENSATION
$850,000	$1,487,500	$3,000,000	$1,000,000	$6,337,500
CEO Total Target Direct Compensation
The Compensation Committee believes that a significant portion of executive compensation should be at-risk and tied to our performance in order to best align management’s interests with the best interests of the company. In 2019, approximately 71% of our CEO’s total target direct compensation consisted of compensation that is at-risk based on achievement of certain objective performance metrics.

General Note to Discussion of Pay Components
Some of the components of 2019 compensation disclosed in the following sections of this “Compensation Discussion and Analysis” section differ from the “Summary Compensation Table” on page 47. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while in our case, the Compensation Committee awards time-based restricted stock equity compensation after the performance year, upon the successful completion of the external year-end audit process. Therefore, time-based equity awards granted in February 2019 for the 2018 performance year are shown in the Summary Compensation Table as 2019 compensation. The time-based restricted stock equity awards for 2019 discussed in the following sections for all named executive officers will be included in the Summary Compensation Table in next year’s proxy statement.
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Base Salaries
In connection with its review of fiscal 2018 performance, and in consideration of the increased responsibilities that come with the continued growth of the company, the Compensation Committee decided to increase the base salaries paid to certain of our named executive officers commencing on January 1, 2019. When making its decision to increase 2019 salaries, the Compensation Committee sought to incentivize high-performing named executive officers with competitive pay. The 2018 and 2019 annualized base salaries are reflected in the table below.
NAMED EXECUTIVE		SALARIES FOR FISCAL YEAR OFFICER
	PRINCIPAL POSITION IN 2019	2018	2019
Sumit Roy(1)	President, Chief Executive Officer	$613,288	$850,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	525,000	550,000
Michael R. Pfeiffer(2)	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	450,000	500,000
Neil M. Abraham	Executive Vice President, Chief Strategy Officer	385,000	410,000
Mark E. Hagan	Executive Vice President, Chief Investment Officer	385,000	410,000
(1)
In connection with Mr. Roy’s election as CEO, the Compensation Committee increased Mr. Roy’s annual base salary from $550,000 to $850,000, effective October 16, 2018. This table reflects his prorated annual base salary for 2018. Mr. Roy’s base salary remained unchanged in 2019.

(2)	Mr. Pfeiffer’s position was expanded to include Chief Administrative Officer on February 13, 2019.
Short-Term Incentive Program (STIP)
During February 2019, the Compensation Committee approved the 2019 STIP, which is structured so that the named executive officers’ annual incentive awards closely align with the company’s operating and financial performance. The components of the 2019 STIP were as follows:
Objective Company Performance Criteria – Weighted 70%
Individual Performance – Weighted 30%
✓	All of the compensation awarded under this program was at-risk.
✓	No compensation was awarded for below-threshold performance and maximum payouts were capped at 200% of target.
✓	Awards were paid entirely in the form of cash.
Objective Company Performance Criteria—70%
The company performance criteria, weightings, and amounts that may be earned under the 2019 STIP, in addition to our actual performance and amounts earned for 2019 performance, are set forth in the following table:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	2019 ACTUAL	2019 % EARNED (2)
AFFO per share(1)	40%	$3.23	$3.28	$3.32	$3.32	200%
Fixed charge coverage ratio	20%	3.9x	4.2x	4.5x	5.0x	200%
Portfolio occupancy	10%	96.75%	98.00%	98.40%	98.60%	200%
Total Weighted Payout Prior to Individual Performance						200%
(1)
AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Please refer to Appendix A on page 68 for a reconciliation of AFFO to net income.

(2)	Performance in excess of maximum goals was capped at 200% of target for that measure.
The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our
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stockholders. The goals for the AFFO per share metric were increased from 2018 with the maximum payout exceeding the top end of the company's AFFO per share earnings guidance range initially provided for 2019. The goals for the fixed charge coverage ratio, a liquidity metric, were also increased from 2018. The target goal for portfolio occupancy, an operational metric, remained unchanged from 2018. These goals are established each year after reviewing the company’s financial and operating projections, including the level of upcoming lease expirations. For the fixed charge coverage ratio and portfolio occupancy ratio metrics, the company attained maximum-level payouts. The Compensation Committee believes that these goals remain rigorous, requiring the company to manage its capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollover to achieve payouts in excess of target for this metric.
2019 STIP Performance Goals
AFFO per share
Why we believe this metric is important: We believe that AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share.
How the Compensation Committee set the 2019 goal: In our 2019 public guidance at the time the performance goals were set, we projected AFFO per share in a range of $3.25 to $3.31. Our 2019 target performance was set at $3.28 per share, or the midpoint of our performance benchmark range. The range of $0.04 to $0.05 per share around target resulted in a threshold of $3.23 per share and a maximum of $3.32 per share. The threshold of $3.23 per share exceeded our generation of $3.19 in AFFO per share in 2018 by $0.04. The maximum score was set at $0.01 per share above the high end of our public guidance at the time the performance goals were set. Maximum performance would only be achieved if we exceeded the high end of such guidance. AFFO per share for 2019 was $3.32, resulting in an achievement of 200% of target. AFFO of $3.32 per share outperformed target primarily due to higher-than-anticipated acquisition growth. Acquisition growth continues to be challenging due to lower cap rates and general market factors in the real estate industry; therefore, attaining $3.7 billion in acquisitions requires extensive research, discipline and a well-established strategy.
Fixed Charge Coverage Ratio
Why we believe this metric is important: The fixed charge coverage ratio measures the ability of our earnings to cover our fixed charges, such as debt payments and interest expense. This calculation, which is not based on GAAP measurements, is one of our note covenants presented to investors to show our ability to incur additional debt under the terms of our senior notes and bonds, and is not a measure of our liquidity or performance. In particular, fixed charge coverage ratio is included in the compensation program because it is a measure of our balance sheet strength, and of our ability to effectively and conservatively manage our outstanding debt levels.
How the Compensation Committee set the 2019 goal: Our fixed charge coverage ratio was 4.4x at December 31, 2018. Factoring in a generally stable interest rate environment for the majority of 2018, the Compensation Committee increased the maximum metric to 4.5x for 2019. The target (4.2x) and threshold (3.9x) metrics were separated by 0.3x. Our fixed charge coverage ratio at December 31, 2019 was 5.0x, resulting in performance at the high end. Our metric exceeded the target primarily due to declining global interest rates throughout 2019, which supported a reduction in our financing costs in 2019. Additionally, our acquisitions volume of $3.7 billion was approximately double the volume invested in the prior year (at the same cap rate), driving further improvement in our coverage ratio.
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Portfolio Occupancy
Why we believe this metric is important: The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT industry, this takes the form of stability of rental revenue secured by tenants occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of the company’s business model and, as such, it is essential that the company orients its operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric.
How the Compensation Committee set the 2019 goal: The Compensation Committee set 2019 target performance for portfolio occupancy at 98%. Threshold was set at 96.75% portfolio occupancy, and high was set at 98.4% portfolio occupancy. In setting an occupancy target, the Compensation Committee considers many variables that impact the portfolio occupancy rate, including the lease expiration schedule, existing vacancy pool, industry trends, product mix of expiring and vacant properties, past vacant resolution activity, and expected market conditions. Given that some of these factors exhibit nonlinear variability, the company’s past occupancy rates are only partially descriptive of future occupancy rates. For example, historical variability in acquisition volume can lead to uneven clustering of expiration schedules, creating short-term fluctuations in occupancy rates that are not necessarily indicative of long-term trends. Additionally, market shifts at the industry and tenant levels may carry disproportionate occupancy impact at the portfolio level. Only by accounting for the dynamics affecting each of these variables and by reforecasting occupancy expectations on a regular basis can the company set reasonable targets that consider the primary drivers of resultant occupancy rates.
Individual Performance – 30%
As a component of the STIP, individual performance is used by the Compensation Committee to reward individual goals achieved. The Compensation Committee used the following process to establish individual performance goals and utilized discretion in assessing individual performance at the end of the performance year:
✓
At the beginning of 2019, our Compensation Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers. Through this process, the individual performance objectives for our CEO and the other named executive officers are preset for the year. Performance objectives are defined and measurable, and the Compensation Committee assesses progress against the objectives throughout the year.

✓	In November 2019, the Compensation Committee reviewed each named executive officer’s individual performance objectives.
✓
The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation Committee the percentages that should be earned under this individual performance component.

✓	The Compensation Committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.
✓
The Compensation Committee engaged in a review of the CEO’s performance as it relates to the company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.

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The Compensation Committee incorporated the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.
Sumit Roy - 175%
Mr. Roy actively engaged with stockholders and other constituencies to communicate the company’s results and evolved the strategic vision that included international expansion, $3.7 billion invested in real estate, $3.0 billion raised in capital, another year of strong portfolio occupancy, and achievement of general and administrative expenses as a percentage of rental revenue of 4.7%, the lowest amongst our peers in the net lease sector. Mr. Roy was essential to the company’s success via continual development of talent through his ongoing leadership development combined with the cultivation of an inclusive culture, which was evidenced by high employee engagement scores. The Compensation Committee determined that his performance well exceeded his objectives.

Paul M. Meurer
In connection with the termination of his employment, the company agreed to pay Mr. Meurer an annual cash bonus for 2019 in the amount of $1,087,125, of which $150,525 was related to the individual component of the STIP.

Michael R. Pfeiffer -175%
Mr. Pfeiffer’s objectives were centered on strategy, leadership and operations. In the area of strategy, Mr. Pfeiffer focused on international growth, optimizing our legal entity structure and creating diligence processes to mitigate potential risks. During the year he built the framework of a sustainability department, broadening the depth, structure and rigor relating to ESG topics. A key initiative for 2019 was to create a cross-departmental technology committee and an enterprise applications committee with a focus on bringing discipline to our technology processes and increase efficiencies throughout the company. In leadership, Mr. Pfeiffer positively promoted continued development of key employees within the legal, technology and internal audit areas and other employees within the organization. He developed an action plan to improve employee engagement between departments. He successfully provided oversight and legal expertise for the $3.7 billion of acquisitions closed during the year and approximately $3 billion of capital raised. He also continued to enhance the company’s risk management oversight. Based on the foregoing, the Compensation Committee determined that his performance well exceeded his objectives.

Neil M. Abraham - 175%
Mr. Abraham focused on key initiatives including refreshing the company’s strategy, leading the company’s international expansion, enhancing employee engagement and developing leaders within his team. The work on company strategy looked at how to accelerate growth without changing the company’s risk profile. Launching the international platform was the first of a number of avenues the company decided to pursue, while others are in various stages of development. The strategy initiative highlighted the continued importance of developing talent and adding new organizational competencies. This includes focusing and adding internal resources for high value work and outsourcing routine activities to cost-effective providers. As part of developing talent, Mr. Abraham continues to focus on employee engagement through an action plan designed to improve communication, transparency and commitment. In addition, leadership development remains one Mr. Abraham’s highest priorities both for talent development and succession planning. The Compensation Committee determined that his performance well-exceeded his objectives.

Mark E. Hagan - 150%
Mr. Hagan successfully executed our investment strategy in 2019, driving the acquisition of approximately $3.7 billion of high-quality real estate properties at attractive yields. This level of property acquisitions, which is the highest in the company’s history, was achieved while remaining selective and disciplined with our investment strategy, acquiring just 6.5% of the $57 billion of acquisition opportunities sourced. Mr. Hagan led the execution of the company’s $1.25 billion portfolio transaction with CIM Real Estate Finance Trust, and he was instrumental in executing the company’s first international acquisition, a $549 million transaction with Sainsbury’s, a top grocer in the United Kingdom. He also continued to enhance the acquisition department’s sourcing, underwriting and execution capabilities and efficiency. The Compensation Committee determined that his performance exceeded his objectives.

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The incentive opportunities and the total actual incentive award earned by each named executive officer for 2019 under the STIP are set forth in the table below. The 2019 target incentive opportunities were intended to be between 23% and 25% of each individual’s 2019 total target direct compensation level. The earned incentive award was paid in cash in February 2020.
2019 Incentive Opportunities and Earned Incentive Compensation under the STIP
	INCENTIVE OPPORTUNITY		EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(1)	MAXIMUM ANNUAL INCENTIVE(1)	PERCENTAGE OF MAXIMUM EARNED(2)	ACTUAL 2019 INCENTIVE EARNED
Sumit Roy	$1,487,500	$2,975,000	96.3%	$2,863,438
Paul M. Meurer	669,000	1,338,000	81.3%	1,087,125
Michael R. Pfeiffer	508,000	1,016,000	96.3%	977,900
Neil M. Abraham	422,500	845,000	96.3%	813,313
Mark E. Hagan	395,000	790,000	92.5%	730,750
(1)	The maximum annual incentive is equal to 200% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.
(2)	Captures the weighted average percentage achieved based on the company performance criteria and the individual performance criteria.
Long-Term Incentive Program (LTIP)
During February 2019, the Compensation Committee approved the grant of 2019-2021 performance shares to each named executive officer. The following is a summary of the key metrics criteria and terms:
Relative TSR Performance – Weighted 71% Debt-to-Adjusted EBITDAre Ratio – Weighted 13% Dividend per Share Growth Rate – Weighted 16%
✓	Long-term performance shares were awarded in February 2019 and will be earned based on our performance over the three-year period from January 2019 to December 2021.
✓	No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.
✓
50% of the performance shares earned based on the achievement of the performance goals during the 2019-2021 performance period will vest on January 1, 2022, and the remaining 50% will vest on January 1, 2023, subject to continued service with the company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.

✓
The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2019 through the date on which the shares are issued.

Specifically, the performance measures and weightings for the 2019-2021 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%(1)	TARGET 100%	MAXIMUM 200%(1)
TSR ranking relative to MSCI US REIT Index(2)	45%	35th Percentile	55th Percentile	80th Percentile (or greater)
TSR ranking relative to J.P. Morgan Net Lease Peer Group(2)	26%	35th Percentile	55th Percentile	80th Percentile (or greater)
Dividend per share Growth Rate	16%	2.0%	6.0%	10.0%
Debt-to-Adjusted EBITDAre Ratio(3)	13%	6.1x	5.75x	5.5x (or less)
(1)
The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.

(2)
TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2019.

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(3)
The National Association of Real Estate Investment Trust (Nareit) came to the conclusion that a Nareit-defined EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) would provide investors with a consistent measure to help make investment decisions among REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gains and losses, as described below (which is consistent with our previous calculations of "Adjusted EBITDAre"). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter, as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) real estate depreciation and amortization, (iv) impairment losses, (v) gain on sales of real estate, and (vi) foreign currency and derivative gains, net. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Our ratio of debt-to-Adjusted EBITDAre, which is used by management as a measure of leverage, is calculated as total debt per the consolidated balance sheet debt divided by annualized quarterly Adjusted EBITDAre.

We are a member of the MSCI US REIT Index, which is a broad REIT index, and the J.P. Morgan Net Lease Peer Group. Both groups are used to measure performance between REITs within and across the subsectors. The Compensation Committee selected the J.P. Morgan Net Lease Peer Group, a group of peers categorized as “triple net lease REITs” included in the J.P. Morgan REIT database published by J.P. Morgan North American Equity Research, in order to provide a set of companies that are more comparable to Realty Income in terms of lease type. There are many ways to compare our performance to each of these groups. The Compensation Committee analyzed the various methods and determined that comparisons on a percentile basis, was widely used in the marketplace and appropriate for evaluating our performance during the 2019-2021 performance period. The Compensation Committee believes that these goals remain rigorous, specifically the relative TSR metrics which require the company to outperform the indices to even achieve payouts at target. The relative TSR metric rewards management for outperformance relative to the Real Estate sector, which is targeted at the 55th percentile. Relative outperformance relative to the Real Estate and Net Lease benchmarks provides stockholders with value even during years where the company’s absolute TSR may be negative due to macroeconomic conditions outside of management’s control, such as rising interest rates. Accordingly, the metric is strictly relative TSR and does not include a provision limiting payout based on negative absolute TSR. The Debt-to-Adjusted EBITDAre ratio and dividend per share growth rate metrics require the company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
2019 LTIP Performance Goals
Dividend per share Growth Rate
Why we believe this metric is important: Part of our company’s annual mission statement is to increase the monthly dividend over time. Accordingly, management believes that increasing the dividend per share growth rate is a core metric for compensation. We have continued our over 50-year policy of paying monthly dividends and have paid 89 consecutive quarterly dividend increases and increased the dividend 106 times since our listing on the NYSE in 1994.
How the Compensation Committee set the 2019 goal: The Compensation Committee set 2019 target performance for dividend per share growth rate at 6.0%, consistent with what it felt investors would seek in this market environment. Threshold was set at a 2.0% dividend growth rate and maximum was set at a 10.0% dividend per share growth rate. Balancing our dividend per share growth with our earnings projections is challenging, due to market factors, which can have a direct impact on how and to what extent our earnings and the dividend grows. Maximum performance would only be achieved if we significantly grew the dividend.
Debt-to-Adjusted EBITDAre Ratio
Why we believe this metric is important: Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders and investors. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents the company’s current earnings run rate for the period presented. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Refer to Appendix A on page 68 for a reconciliation of AFFO to net income. Debt-to-Adjusted EBITDAre is included as a metric in our compensation program since management believes it measures our ability to pay off our debt and provides investors with a gauge of how long it would take for us to pay off our debt.
How the Compensation Committee set the 2019 goal: The Compensation Committee considered the optimal level of leverage to achieve investor returns, while balancing that with leverage levels deemed appropriate for our credit ratings level. The threshold (6.1x) and target (5.75x) performance metrics were separated by 0.35x.
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The target (5.75x) and maximum (5.5x or less) performance metrics were separated by 0.25x. Debt-to-Adjusted EBITDAre for 2019 was 5.5x, resulting in performance at maximum. Our metric exceeded the target primarily due to the availability of cheaper equity capital versus debt to fund our robust acquisition activity. Similar to our fixed charge coverage ratio metric, maintaining a very favorable Debt-to-Adjusted EBITDAre metric is difficult in an unpredictable capital markets environment.
The long-term performance shares granted in February 2019 to our named executive officers are as follows:
NAMED EXECUTIVE OFFICER	PERFORMANCE SHARE TARGET DOLLAR VALUE	PERFORMANCE SHARES GRANTED AT TARGET(1)
Sumit Roy	$3,000,000	50,847
Paul M. Meurer	1,073,250	18,191
Michael R. Pfeiffer	819,000	13,881
Neil M. Abraham	763,125	12,934
Mark E. Hagan	708,750	12,013
(1)
The number of performance shares granted at target value reflect the grant date fair value of $61.30 per share (excluding the dividend equivalent rights), using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $40.91 per share, plus $20.39 per share for the two performance conditions of debt-to-Adjusted EBITDAre ratio and dividend growth rate.

Time-Based Restricted Shares
The Compensation Committee grants restricted share awards on an annual basis which are designed to: (i) increase the named executive officers’ common stock ownership, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the best interests of the company, and (iv) operate as a retention mechanism for key members of management.
In connection with the determination of the 2019 compensation program, the Compensation Committee proposed initial 2019 time-based restricted share award values to be granted in February 2020. The proposed time-based award values for all NEOs were reviewed and approved on February 13, 2020 and will vest evenly over four years commencing on January 1 of the year following the grant. The time-based restricted shares granted are as follows:
NAMED EXECUTIVE OFFICER	RESTRICTED SHARE DOLLAR VALUE	TIME-BASED RESTRICTED SHARES GRANTED(1)
Sumit Roy	$1,000,000	12,692
Paul M. Meurer	357,750	4,541
Michael R. Pfeiffer(2)	273,000	3,465
Neil M. Abraham	254,375	3,229
Mark E. Hagan	236,250	2,998
(1)
Time-based restricted shares reflect the actual number of shares that were granted by the Compensation Committee on February 13, 2020 for all NEOs. The number of time-based restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the closing price per share of our common stock on the date of grant, February 13, 2020, of $78.79, and rounded to the nearest whole number.

(2)
Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

Restricted Shares Granted in February 2019 for 2018 Performance
Our time-vesting, restricted share and restricted share unit awards are typically granted after fiscal year-end in recognition of the company’s prior year performance under the performance metrics for that year. For a discussion of restricted share awards granted in February 2019, which were intended to be compensation for 2018, see pages 36 to 43 of the company’s 2019 Proxy Statement filed with the SEC on April 1, 2019.
Restricted Share Vesting
Our restricted shares and restricted share units typically vest 25% per year on January 1, but are subject to accelerated vesting in the event of retirement, which is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the company. The Compensation Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.
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Given that Mr. Pfeiffer is eligible for retirement prior to the end of the vesting period, he was granted RSUs in February 2017, February 2018, February 2019, and February 2020 instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares upon vesting. The RSUs have dividend equivalents that pay out concurrently on the payment date of the dividend, regardless of the vested status of the RSUs. This provides the RSUs with the same economic rights as shares of restricted stock, which are entitled to cash dividends on the dividend payment date.
2017 LTIP Award Payout
In February 2020, the Compensation Committee certified the achievement for the 2017-2019 performance shares that were granted in February 2017, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2019:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	2019 ACTUAL	% EARNED
TSR ranking relative to MSCI US REIT Index	45%	35th Percentile	55th Percentile	80th Percentile (or greater)	75th Percentile	179.2%
TSR ranking relative to J.P. Morgan Net Lease Peer Group	26%	35th Percentile	55th Percentile	80th Percentile (or greater)	55th Percentile	98.8%(1)
Debt-to-EBITDA Ratio	13%	6.3x	6.0x	5.5x (or less)	5.5x	200%
Dividend Per Share Growth Rate	16%	2%	6%	12%	13.3%	200%
Total Weighted Payout						164.6%
(1)	Actual earned payoff of 98.8% was slightly lower than target of 100% due to rounding.
For purposes of these metrics, TSR was calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, December 31, 2019, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2016. Based on overall achievement above target performance levels, each named executive officer received 164.6% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining 50% are units subject to time vesting through January 1, 2021. The following table sets forth the performance shares earned by each NEO under the 2017 LTIP. Mr. Hagan did not receive a 2017 LTIP award payout, as he was not an employee during that performance year.
NAMED EXECUTIVE OFFICER	TARGET PERFORMANCE SHARES GRANTED	PERFORMANCE SHARES EARNED
Sumit Roy	24,955	41,079
Paul M. Meurer	13,872	22,835
Michael R. Pfeiffer	9,982	16,431
Neil M. Abraham	9,982	16,431
42 Realty Income │ 2020 Proxy Statement

Executive Compensation

2020 Incentive Program
In February 2020, following consultation with and based on the recommendations of FPL, the Compensation Committee approved changes to the design of the STIP and LTIP programs applicable to the company’s NEOs for 2020. The Committee considered that as a newly promoted CEO, Mr. Roy’s compensation would be targeted at a lower relative pay level that generally aligned with the lower quartile of our peers. In doing so, the Committee expects to make future adjustments to his pay, commensurate with his performance and as his tenure increases going forward. The target amounts under the 2020 programs are set forth in the following table:
NAMED EXECUTIVE OFFICER	2020 BASE SALARY	2020 TARGET STIP(1)	2020 TARGET LTIP(2)	2020 TOTAL TARGET COMPENSATION
Sumit Roy	$900,000	$1,600,000	$5,000,000	$7,500,000
Michael R. Pfeiffer	515,000	517,000	1,118,000	2,150,000
Neil M. Abraham	475,000	427,000	1,148,000	2,050,000
Mark E. Hagan	430,000	425,000	1,045,000	1,900,000
(1)	The 2020 STIP will be awarded entirely in cash.
(2)
The 2020 LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately 75% of the NEOs’ 2020 LTIP opportunity is in the form of performance shares and 25% is in the form of time-vesting restricted stock or RSUs.

The performance categories and their weightings under the 2020 STIP remain the same as they were for 2019. For the performance shares under the 2020 LTIP, the Compensation Committee removed the J.P. Morgan Net Lease Peer Group in order to provide a set of companies that reflects the scope of the company’s responsibilities and generally aligns with other REITs of similar business structure. Specifically, the Committee believes this index is no longer relevant, as it has evolved into being more highly weighted to gaming REITs, which while net-lease, are not comparable to our business. The Debt-to-Adjusted EBITDAre performance goal under the 2020 LTIP plan was revised by the Compensation Committee to Net Debt-to-Adjusted EBITDAre in order to remain in alignment with our consolidated financial statements filed with the SEC. This change also brings our calculation into closer alignment with peer calculations. Net Debt-to-EBITDAre is calculated by annualizing quarterly adjusted EBITDAre and then dividing by net debt. Net debt is total debt per the consolidated balance sheet, less cash and cash equivalents. The Compensation Committee also made certain modifications to the weightings of the objectives for the 2020 performance shares, but continued the practice of having the relative TSR objectives represent approximately 70% of the total weighting. The remaining 30% is appropriately allocated evenly to the same categories as last year.
Specifically, the performance measures and weightings for the 2020-2022 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%
TSR ranking relative to MSCI US REIT Index	70%	35th Percentile	55th Percentile	80th Percentile (or greater)
Dividend per share Growth Rate	15%	2.0%	6.0%	9.0%
Net Debt-to-Adjusted EBITDAre Ratio	15%	6.1x	5.75x	5.5x (or less)
Realty Income │ 2020 Proxy Statement 43

Executive Compensation

Changes to 2020 Peer Group
The Compensation Committee reviews our peer group and makes updates from time to time. Consistent with our standard practices, the Compensation Committee, with the help of FPL, reviewed the composition of our 2019 Peer Group to ensure that each company’s size and operations remained comparable to ours for 2020. Given our company’s continued growth during 2019, and that we have been above the median of our peer group for the past several years, the Compensation Committee determined that substitutions were warranted to ensure, among other factors, that our total and equity market capitalization remained near the median of the peer group for 2020. The Compensation Committee met in November 2019 to review the peer group to be used for 2020 compensation decisions (2020 Peer Group) and decided to make the following modifications to the 2020 Peer Group, as recommended by FPL:
+	Add: Alexandria Real Estate Equities, Inc., Equity Residential, Public Storage, and Simon Property Group, Inc.
─	Remove: Equinix, Inc., Federal Realty Investment Trust, National Retail Properties, Inc., Spirit Realty Capital, Inc., The Macerich Company, and UDR, Inc.
Alexandria Real Estate Equities, Inc., Equity Residential, Public Storage, and Simon Property Group, Inc. were added to incorporate additional appropriately sized, best-in-class S&P 500 REITs, and a similar level of operational intensity. Equinix, Inc., Federal Realty Investment Trust, National Retail Properties, Inc., Spirit Realty Capital, Inc., The Macerich Company, and UDR, Inc. were removed based on relative size and/or additional qualitative factors. These substitutions resulted in a net decrease of two companies to the number of peers and positions us at the 50th percentile in terms of total market capitalization, and at the 63rd percentile in terms of equity market capitalization relative to this updated peer group.
The Compensation Committee evaluates our peer group periodically and may make adjustments to this peer group to reflect changes in the size or operations of the company or our peers.
Severance and Change in Control Arrangements
Effective as of January 15, 2019, the Compensation Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events. In connection with the adoption of the Severance Plan, the employment agreements previously in place between the company and Messrs. Roy, Meurer, Pfeiffer, Abraham and Hagan were terminated. In addition, our award agreements provide certain rights in connection with a change in control and certain terminations of employment.
The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.
✓	Qualifying Termination
✓	Change in Control Termination
✓	Death
✓	Disability
Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 51. The Compensation Committee believes these benefits are reasonable. The payments and benefit levels under the Severance Plan did not influence and were not influenced by other elements of compensation. The Severance Plan was designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with best practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.
44 Realty Income │ 2020 Proxy Statement

Executive Compensation

Severance Agreement with Mr. Meurer
Mr. Meurer departed from his role as Chief Financial Officer of the company effective January 29, 2020. Mr. Meurer continued to serve as a senior advisor to the company at his most current annual base salary rate during a transition period which ended on March 31, 2020. Please refer to footnote 6 to the “Termination and Change in Control Scenario Table” on page 55 for additional details regarding his severance payments.
Other Benefits and Policies
We provide medical and other benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the company and coverage under a health and disability insurance program.
Executive Stock Ownership Requirements
Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the company’s CEO and the other named executive officers to closely align the interests of these individuals with the best interests of the company. The minimum share requirement is five times base salary for our CEO and three times base salary for the other named executive officers using their salary on January 1, 2013 or the date they became subject to the stock ownership requirements. Each executive has five years from the later of the date of adoption or date of appointment to an executive-level position to achieve the requirement.
All vested and unvested restricted share and RSU awards, and earned performance share units subject to time vesting qualify towards satisfaction of the requirement. Performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers:
NAMED EXECUTIVE OFFICER	GUIDELINE	MINIMUM STOCK OWNERSHIP REQUIREMENT(1)	STOCK OWNERSHIP AS OF DECEMBER 31, 2019(2)
Sumit Roy	5x base salary	74,205	106,973
Paul M. Meurer	3x base salary	26,448	29,979
Michael R. Pfeiffer	3x base salary	26,448	28,670
Neil M. Abraham	3x base salary	18,817	23,245
Mark E. Hagan	3x base salary	22,619	9,115
(1)
The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date he became subject to this requirement, and then by converting such amount to a fixed number of shares based on the company’s average closing common stock price per share for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.

(2)
As of December 31, 2019, all of our named executive officers satisfied their ownership requirements, except for Mr. Hagan, who became subject to the requirements on May 21, 2018 and has until May 21, 2023 to achieve the requirement.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the right to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. The Board of Directors, after considering the potential impact of the application of Section 162(m) and future guidance of the new rules, reserves the right to provide compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the company.
Realty Income │ 2020 Proxy Statement 45

Compensation Committee Report
The Compensation Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2020 Annual Meeting of Stockholders and in Realty Income’s 2019 Annual Report on Form 10-K.
Submitted on March 17, 2020 by the members of the Compensation Committee of Realty Income’s Board of Directors.
Priya Cherian Huskins, Chair
Gerardo I. Lopez
Michael D. McKee
Gregory T. McLaughlin
The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the same by reference.

46 Realty Income │ 2020 Proxy Statement

Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of our President and Chief Executive Officer, former Chief Financial Officer and three other most highly compensated executive officers (collectively, the named executive officers), for the fiscal years ended December 31, 2019, 2018 and 2017. In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.
NAME AND PRINCIPAL POSITION IN 2019	YEAR	SALARY(1)	STOCK AWARDS(2)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4)	ALL OTHER COMPENSATION(5)	TOTAL
Sumit Roy President, Chief Executive Officer	2019	$850,000	$3,631,122	$2,863,438	$169,801	$7,514,361
	2018	613,288	4,351,917	1,892,799	152,015	7,010,019
	2017	550,000	2,666,419	1,449,643	68,786	4,734,848
Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	2019	550,000	1,408,079	1,087,125	133,773	3,178,977
	2018	525,000	1,333,261	1,082,813	137,349	3,078,423
	2017	475,000	1,550,480	954,241	67,082	3,046,803
Michael R. Pfeiffer(6) Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2019	500,000	1,039,727	977,900	108,691	2,626,318
	2018	450,000	879,062	900,000	117,518	2,346,580
	2017	450,000	1,060,783	655,714	60,960	2,227,457
Neil M. Abraham Executive Vice President, Chief Strategy Officer	2019	410,000	988,353	813,313	45,010	2,256,676
	2018	385,000	903,403	635,250	9,240	1,932,893
	2017	375,000	1,006,242	546,429	9,090	1,936,761
Mark E. Hagan(7) Executive Vice President, Chief Investment Officer	2019	410,000	909,664	730,750	9,918	2,060,332
	2018	237,910	1,030,438	606,375	37,237	1,911,960
(1)	The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officers under our 401(k) retirement plan.
(2)
For 2019, the amounts shown represent the grant date fair value of restricted stock grants on February 13, 2019 under our annual time-based restricted stock program and the grant date fair value of performance share grants on February 13, 2019, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718. Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant. Fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $61.30 per share, using a multifactor Monte Carlo simulation model, based on two market conditions associated with TSR performance goals, valued at $40.91 per share, plus $20.39 per share for the two performance conditions of debt-to-Adjusted EBITDAre ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $5.34 per share determined for the Dividend Equivalent Rights (DERs), associated with the market conditions. The Monte Carlo inputs for the 2019 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 2.5%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 4.2% for Realty Income, based on historical and current yields of the company; and (iv) a volatility of 17% for Realty Income, based on the historical volatility of the company’s common stock and the volatility implied by the prices of publicly traded options on the company’s common stock. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions and employing the $61.30 per share valuation for the February 13, 2019 grants are as follows:

NAMED EXECUTIVE OFFICER	GRANT DATE FAIR VALUE	MAXIMUM VALUE
Sumit Roy	$3,116,678	$6,233,356
Paul M. Meurer	1,115,023	2,230,046
Michael R. Pfeiffer	850,838	1,701,676
Neil M. Abraham	792,797	1,585,594
Mark E. Hagan	736,331	1,472,662
(3)
The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 13, 2020, which represents the restricted share awards earned by each of the named executive officers, including the restricted share units earned by Mr. Pfeiffer, based on 2019 performance under our annual time-based restricted stock program. See footnote 3 to the “Grants of Plan-Based Awards Table.”

Realty Income │ 2020 Proxy Statement 47

Compensation Tables

(4)
This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2019, 2018 and 2017 STIP were paid entirely in the form of cash. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 35 for more information.

(5)
The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2019, and dividends paid on earned performance shares.

NAMED EXECUTIVE OFFICER	401(k) MATCHING CONTRIBUTIONS	GROUP TERM LIFE INSURANCE PAYMENTS	DIVIDENDS ON EARNED PERFORMANCE SHARES
Sumit Roy	$8,400	$1,518	$159,883
Paul M. Meurer	8,400	1,518	123,855
Michael R. Pfeiffer	8,400	2,838	97,453
Neil M. Abraham	8,400	990	35,620
Mark E. Hagan	8,400	1,518	—
(6)	Mr. Pfeiffer was promoted to Chief Administrative Officer effective February 13, 2019.
(7)	Mr. Hagan became our Executive Vice President, Chief Investment Officer in May 2018, accordingly, we are only presenting compensation for 2019 and 2018.
Narrative to Summary Compensation Table
Prior to January 15, 2019, each of our named executive officers was party to an employment agreement, which, in material part, established a minimum salary and provided for certain severance benefits, as described under “Potential Payments upon Termination or Change in Control” below. In connection with the adoption of the Severance Plan and the participation of the named executive officers in the Severance Plan, the employment agreements were terminated effective January 15, 2019.
48 Realty Income │ 2020 Proxy Statement

Compensation Tables

Grants of Plan-Based Awards Table
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2019. These awards consist of cash bonus amounts pursuant to the 2018 STIP, time-based restricted stock awards pursuant to the 2018 compensation program, and performance shares granted pursuant to the 2019 LTIP. Additionally, we have provided supplemental information in footnote 3 with respect to stock awards pursuant to the 2019 STIP granted in February 2020, and time-based restricted stock awards granted in February 2020 that is considered 2019 compensation.
NEO	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4)(5)
		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Sumit Roy	2/13/2019	—	—	—	—	—	—	7,394	$514,444
	2/13/2019	—	—	—	25,424	50,847	101,694	—	3,116,678
		$743,750	$1,487,500	$2,975,000	—	—	—	—	—
Paul M. Meurer	2/13/2019	—	—	—	—	—	—	4,212	293,056
	2/13/2019	—	—	—	9,096	18,191	36,382	—	1,115,023
		334,500	669,000	1,338,000	—	—	—	—	—
Michael R. Pfeiffer	2/13/2019	—	—	—	—	—	—	2,715	188,889
	2/13/2019	—	—	—	6,941	13,881	27,762	—	850,838
		254,000	508,000	1,016,000	—	—	—	—	—
Neil M. Abraham	2/13/2019	—	—	—	—	—	—	2,811	195,556
	2/13/2019	—	—	—	6,467	12,934	25,868	—	792,797
		211,250	422,500	845,000	—	—	—	—	—
Mark E. Hagan	2/13/2019	—	—	—	—	—	—	2,491	173,333
	2/13/2019	—	—	—	6,007	12,013	24,026	—	736,331
		197,500	395,000	790,000	—	—	—	—	—
(1)
These columns represent cash incentive amounts that could have been paid to the named executive officers under the STIP for 2019 performance. These targets were established by the Compensation Committee on February 13, 2019. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 35. The actual cash paid in February 2020 for performance in 2019 are listed under 2019 in the “Summary Compensation Table” on page 47 as “Non-Equity Incentive Plan Compensation.”

(2)
Amounts shown as granted on February 13, 2019 reflect the Threshold, Target, and Maximum awards for the 2019-2021 performance shares granted under the LTIP and our 2012 Incentive Award Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 39. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted. Each performance share earned vests 50% at the end of the applicable performance period and 50% one year later.

(3)
The February 13, 2019 stock awards shown in the first row of this column reflect the annual grants of time-based restricted stock made in February 2019, at a price of $69.58 per share, based on 2018 performance. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 13, 2020, representing the annual grants of time-based restricted stock intended as 2019 compensation and granted in February 2020. Thus, the following chart reflects all grants made as compensation for 2019 performance:

NAMED EXECUTIVE OFFICER	TIME-BASED RESTRICTED SHARES GRANTED UNDER 2019 LTIP(a)	PERFORMANCE SHARES GRANTED UNDER 2019 LTIP	TOTAL STOCK AWARD COMPENSATION FOR 2019 PERFORMANCE	TOTAL 2019 STOCK AWARD COMPENSATION PRESENTED IN SUMMARY COMPENSATION TABLE
Sumit Roy	$1,000,000	$3,116,678	$4,116,678	$3,631,122
Paul M. Meurer	357,750	1,115,023	1,472,773	1,408,079
Michael R. Pfeiffer(b)	273,000	850,838	1,123,838	1,039,727
Neil M. Abraham	254,375	792,797	1,047,172	988,353
Mark E. Hagan	236,250	736,331	972,581	909,664
(a)
The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 13, 2020 of $78.79 by the number of shares of restricted stock awarded in February 2020 for 2019 performance, as prescribed under ASC Topic 718.

(b)
Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted RSUs instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

(4)
For restricted stock granted on February 13, 2019, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $69.58 per share by the number of restricted stock awards. Fair value for performance

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Compensation Tables

shares granted on February 13, 2019 was estimated on the date of grant at $61.30 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $40.91 per share, plus $20.39 per share for the performance conditions of debt-to-Adjusted EBITDAre ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $5.34 per share determined for the DERs associated with the market conditions. The Monte Carlo inputs for the 2019 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 2.5%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 4.2% for Realty Income, based on historical and current yields of the company; and (iv) a volatility of 17% for Realty Income, based on the historical volatility of the company’s common stock and the volatility implied by the prices of publicly traded options on the company’s common stock. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
(5)
The Compensation Committee grants restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.

Outstanding Equity Awards Table as of December 31, 2019
The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2019. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2019.
	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED AS OF DECEMBER 31, 2019(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED(2)(3)
Sumit Roy(4)	86,678	$6,382,101	171,913	$12,657,954
Paul M. Meurer(5)	27,199	2,002,662	86,590	6,375,622
Michael R. Pfeiffer(6)	19,116	1,407,511	59,681	4,394,312
Neil M. Abraham(7)	16,527	1,216,883	59,770	4,400,865
Mark E. Hagan(8)	8,227	605,754	37,751	2,779,606
(1)
The amounts in this column represent the portion of restricted stock awards and units that were granted from 1/15/15 through 12/31/19 to the named executive officers and that were unvested at 12/31/19, and the unvested performance shares and units earned for the 2016-2018 performance period that remained subject to service vesting conditions. In February 2019, the Compensation Committee certified the achievement for the 2016-2018 performance shares that were granted in January 2016 based on our performance relative to the metrics during the three-year performance period.

(2)
Market value has been calculated by multiplying the closing market price of our common stock at 12/31/19 of $73.63 per share by the outstanding shares of restricted stock awards for each named executive officer.

(3)
This column represents unvested performance shares and units earned for the 2017-2019 performance period based on actual performance. In February 2020, the Compensation Committee certified the achievement for the 2017-2019 performance shares that were granted in February 2017, based on our performance relative to the metrics during the three-year performance period. This column also includes the performance shares as if they were earned at the maximum level for the 2018-2020 performance period, since company performance is currently between threshold and maximum levels for this performance period. The performance shares for the 2019-2021 performance period represent shares earned at the target level since company performance is between threshold and target levels for this performance period. The number of performance shares earned for these open performance periods will be determined at the end of each performance period, and will vest in 50% increments on the first and second January after the three-year performance periods.

(4)
The restricted stock awards for Mr. Roy vest according to the following schedule: 19,086 shares vested on 1/1/20, 2,303 shares vest on 11/10/20, 15,068 shares vest on 1/1/21, 17,376 shares vest on 10/16/21, 4,211 shares vest on 1/1/22, 17,376 shares vest on 10/16/22, and 1,849 shares vest on 1/1/23. The 9,409 unvested performance shares earned for the 2016-2018 performance period vested on 1/1/20.

(5)
Of the 20,314 restricted stock awards outstanding for Mr. Meurer, 8,935 shares vested on 1/1/20. The 6,885 unvested performance shares earned for the 2016-2018 performance period also vested on 1/1/20. In accordance with the Realty Income Corporation Executive Severance Plan (the “Severance Plan”), each remaining outstanding company equity-based award held by Mr. Meurer that is subject to time-based vesting will vest in full on March 31, 2020, the date of his termination of employment. In addition, the company will grant him his annual 2019 equity grant with a fair value of $357,750 divided by the closing price of our common stock on February 13, 2020. The performance-vesting restricted stock units granted to Mr. Meurer as of February 16, 2018 will vest based on actual company performance as of the date of his termination of employment, without pro ration based on the period of his employment. The performance-vesting restricted stock units granted to Mr. Meurer as of February 13, 2019 will vest based on actual company performance as of the date of his termination of employment, with proration based on the period of his employment.

(6)
The restricted stock and restricted stock unit awards for Mr. Pfeiffer vest according to the following schedule: 5,942 shares vested on 1/1/20, 922 shares vest on 11/10/20, 4,505 shares vest on 1/1/21, 1,624 shares vest on 1/1/22, and 679 shares vest on 1/1/23. The 5,444 unvested performance shares earned for the 2016-2018 performance period vested on 1/1/20.

(7)
The restricted stock awards for Mr. Abraham vest according to the following schedule: 4,398 shares vested on 1/1/20, 922 shares vest on 11/10/20, 4,400 shares vest on 1/1/21, 1,648 shares vest on 1/1/22, and 703 shares vest on 1/1/23. The 4,456 unvested performance shares earned for the 2016-2018 performance period vested on 1/1/20.

(8)
The restricted stock awards for Mr. Hagan vest according to the following schedule: 622 shares vested on 1/1/20, 1,912 shares vest on 5/21/20, 623 shares vest on 1/1/21, 1,912 shares vest on 5/21/21, 623 shares vest on 1/1/22, 1,912 shares vest on 5/21/22, and 623 shares vest on 1/1/23.

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Compensation Tables

Stock Vested During 2019 Table
The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2019. None of the named executive officers held or exercised any stock options in 2019.
	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING(1)(2)	VALUE REALIZED ON VESTING(3)
Sumit Roy	42,023	$2,741,242
Paul M. Meurer	27,020	1,760,587
Michael R. Pfeiffer	20,684	1,351,747
Neil M. Abraham	9,073	613,329
Mark E. Hagan	1,911	131,955
(1)
For Messrs. Roy, Meurer, Pfeiffer and Abraham, this includes the portion of their stock awards that vested on January 1, 2019, February 13, 2019, and November 10, 2019. For Mr. Hagan, this includes the portion of his stock awards that vested on May 21, 2019.

(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.
(3)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.
No Pension Benefits or Nonqualified Deferred Compensation
We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interests.
Potential Payments Upon Termination or Change in Control
Executive Severance Plan. In January 2019, the Compensation Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events, subject to the executive’s execution and nonrevocation of a general release of claims in favor of the company. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment. During calendar year 2019, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain events as specified in the Severance Plan. The Severance Plan provided that the named executive officers would be entitled to receive severance payments upon a “Qualifying Termination” which was defined as:
✓	a termination by us without “cause,” or
✓	a “constructive termination” by the executive, as applicable.
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Severance Plan for Mr. Roy. For Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:
Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times the average of the last three years’ cash bonus paid to Mr. Roy
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to thirty-six months’ base salary
•	an amount equal to three times the average of the last three years’ cash bonuses paid to Mr. Roy
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until Mr. Roy becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
•	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

•	in the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled
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Compensation Tables

Severance Plan for Named Executive Officers. For our named executive officers other than Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:
Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twelve months’ base salary
•
an amount equal to the average of the last three years’ cash bonus paid (or, with respect to an executive who was eligible to earn an annual cash bonus for at least one, but fewer than three, of the fiscal years of the company immediately preceding the termination date, the average annual cash bonus earned by such executive for such fiscal year(s))

•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times the average of the last three years’ cash bonuses paid
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
•	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

•	in the case of disability, all shares of unvested time-based restricted stock and restricted stock units will continue to vest as scheduled
Additionally, compensation and benefits under the Severance Plan are contingent upon the executive's execution, and non-revocation, of a standard release of claims in favor of the company and continued compliance with restrictive covenants, including customary confidentiality provisions.
Change in Control without a Qualifying Termination. Vesting of outstanding restricted stock awards that were granted prior to December 2015 accelerate in the event of a change in control without a Qualifying Termination. Restricted stock awards granted after December 2015 accelerate only if there is a Qualifying Termination following a change in control. Outstanding performance shares accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.
Retirement. None of the named executive officers were retirement eligible as of December 31, 2019. In the event that an executive officer retires, which can occur after a named executive officer turns 60 and has provided ten
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Compensation Tables

years of service, the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted. In the event of a retirement (employing the same 60-year-old with ten years of service definition), restricted stock awards granted will become fully vested. Additionally, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement.
Termination for Cause. Upon termination for failure to perform duties, the named executive officer would not be entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.
Termination by Named Executive Officer. The named executive officer could also terminate the agreement at any time, upon two weeks’ notice to the company, which would not result in any severance payments.
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Compensation Tables

Termination and Change in Control Scenario Table
The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2019 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, or (iv) employment was terminated due to death or disability. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 31, 2019 was $73.63 per share and is used to calculate equity values for the following table.
NEO AND TRIGGER	SEVERANCE PAYMENTS(1)	BONUS PAYMENTS(2)	MEDICAL BENEFITS(3)	VALUE OF ACCELERATED EQUITY AWARDS(4)	LIFE INSURANCE BENEFIT(5)	TOTAL
Sumit Roy
Qualifying Termination	$1,700,000	$4,137,253	$32,667	$14,580,924	$—	$20,450,844
Change in Control Termination	2,550,000	6,205,880	32,667	14,580,924	—	$23,369,471
Change in Control	—	—	—	9,187,674	—	$9,187,674
Death	—	—	—	16,095,223	600,000	$16,695,223
Disability	—	—	—	16,095,223	—	$16,095,223
Paul M. Meurer(6)
Qualifying Termination	550,000	1,041,393	21,699	6,367,007	—	$7,980,099
Change in Control Termination	1,100,000	2,082,786	32,548	6,367,007	—	$9,582,341
Change in Control	—	—	—	5,011,111	—	$5,011,111
Death	—	—	—	6,700,772	600,000	$7,300,772
Disability	—	—	—	6,700,772	—	$6,700,772
Michael R. Pfeiffer
Qualifying Termination	500,000	844,538	21,778	4,399,613	—	$5,765,929
Change in Control Termination	1,000,000	1,689,076	32,667	4,399,613	—	$7,121,356
Change in Control	—	—	—	3,498,971	—	$3,498,971
Death	—	—	—	4,720,567	600,000	$5,320,567
Disability	—	—	—	4,720,567	—	$4,720,567
Neil M. Abraham
Qualifying Termination	410,000	664,997	21,778	4,236,597	—	$5,333,372
Change in Control Termination	820,000	1,329,994	32,667	4,236,597	—	$6,419,258
Change in Control	—	—	—	3,347,809	—	$3,347,809
Death	—	—	—	4,498,351	600,000	$5,098,351
Disability	—	—	—	4,498,351	—	$4,498,351
Mark E. Hagan
Qualifying Termination	410,000	668,563	21,778	2,163,986	—	$3,264,327
Change in Control Termination	820,000	1,337,126	32,667	2,163,986	—	$4,353,779
Change in Control	—	—	—	1,558,232	—	$1,558,232
Death	—	—	—	2,437,816	600,000	$3,037,816
Disability	—	—	—	2,437,816	—	$2,437,816
(1)
For Mr. Roy, amount represents 24 months base salary in the case of a Qualifying Termination and 36 months base salary in the case of a Change in Control Termination. For all named executive officers other than Mr. Roy, amount represents 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination.

(2)
Amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2019, 2018 and 2017 (includes amounts presented as non-equity incentive compensation awarded for 2019, 2018 and 2017 performance in the “Summary Compensation Table”) for all officers excluding Mr. Hagan. For Mr. Hagan, the amount represents the applicable scenario multiple of the annual bonus paid based on performance for 2019 and 2018, as he started with the company in May 2018.

(3)
For Mr. Roy, amount represents estimated continuation of group medical insurance coverage at our expense for a period of 18 months whether such termination is a Qualifying Termination or a Change in Control Termination. For all named executive officers other than Mr. Roy, amount represents estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination.

(4)
Amount represents the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock and restricted stock units. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2019 are multiplied by our common stock closing price on December 31, 2019 of $73.63 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2019” on page 50, which reflects unvested performance shares and units earned for the 2016-2018 and 2017-2019 performance periods based on actual performance, performance shares as if they were earned at the maximum level for the 2018-2020 performance periods, since

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Compensation Tables

company performance is currently between target and maximum levels for this performance period. The performance shares for the 2019-2021 performance period represent shares earned at the target level since company performance is between threshold and target levels for this performance period. The performance shares are pro-rated for the amount of time passed under each outstanding performance period. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2019 stock price, and the value of the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability, based on the December 31, 2019 stock price. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2019” on page 50.
(5)
Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2019. This amount is calculated as two times the sum of the 2019 base salary and 2018 bonus of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

(6)
Mr. Meurer departed from his role as Chief Financial Officer of the company effective January 29, 2020. Mr. Meurer continued to serve as a senior advisor to the company at his most current annual base salary rate during a transition period which ended on March 31, 2020. Pursuant to a Severance Agreement and General Release, dated January 29, 2020, between the company and Mr. Meurer (the “Severance Agreement”), Mr. Meurer was eligible to receive the following payments and benefits in connection with his termination of employment upon the completion of the Transition Period as though he incurred a Qualifying Termination: (a) a lump-sum cash severance payment of $1,591,393, and (b) group medical insurance paid for by the company through the earlier of March 31, 2021 or until Mr. Meurer is covered by another group medical insurance plan. In accordance with the Realty Income Corporation Executive Severance Plan (the “Severance Plan”), each outstanding company equity-based award held by Mr. Meurer that is subject to time-based vesting will vest in full as of the date of his termination of employment. The Severance Agreement further provides that, subject to Mr. Meurer’s execution and delivery of an additional release of claims in favor of the company upon the completion of the Transition Period, the company will pay Mr. Meurer an annual cash bonus in the amount of $1,087,125 for the company’s 2019 fiscal year and will grant him his annual 2019 equity grant in the form of restricted stock covering a number of shares of the company’s common stock equal to $357,750 divided by the closing price of a share of the company’s common stock on the date of grant. In addition, the performance-vesting restricted stock units granted to Mr. Meurer as of February 16, 2018 will vest based on actual company performance as of the date of his termination of employment, without pro ration based on the period of his employment.

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. For 2019, we used the same median employee that was identified in 2018 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. We then determined the annual total compensation of our median employee, which includes base salary for 2019, annual cash bonus earned for 2019, the grant date fair value of equity awards granted during the 2019 measurement period, health care costs paid by the company, matching 401(k) contributions, and the taxable cost of group term life insurance. The annual total compensation of our median employee for 2019 was $99,644. The annual total compensation for 2019 for Mr. Roy, our CEO, was $7,538,883, which includes compensation as disclosed in the “Summary Compensation Table” on page 47. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 76 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
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Related Party Transactions
We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
We had no related party transactions in 2019.

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Security Ownership of Certain Beneficial
Owners and Management
The following table sets forth, as of March 12, 2020, based on 343,398,000 shares of common stock outstanding as of the close of business on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:
NAME OF BENEFICIAL OWNER	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
Sumit Roy(1)	113,637	*
Paul M. Meurer(2)	31,147	*
Michael R. Pfeiffer(3)	18,481	*
Neil M. Abraham(4)	25,398	*
Mark E. Hagan(5)	11,746	*
Michael D. McKee(6)	149,500	*
Kathleen R. Allen(7)	82,000	*
A. Larry Chapman(8)	14,757	*
Reginald H. Gilyard(9)	8,000	*
Priya Cherian Huskins(10)	27,313	*
Christie B. Kelly(11)	4,000	*
Gerardo I. Lopez(12)	8,000	*
Ronald L. Merriman(13)	18,075	*
Gregory T. McLaughlin(14)	17,886	*
All current directors and named executive officers of the company, as a group (14 persons)	529,940	0.2
*	Less than one-tenth of one percent
STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
The Vanguard Group, Inc.(15) 100 Vanguard Blvd. Malvern, PA 19355	53,312,145	16.35%
BlackRock, Inc.(16) 55 East 52nd Street New York, NY 10055	34,365,916	10.5%
State Street Corporation (17) One Lincoln St. Boston, MA 02111	21,715,010	6.66%
(1)	Mr. Roy’s total includes 70,875 shares of unvested restricted stock and 42,762 shares of stock.
(2)	Mr. Meurer’s total includes 15,920 shares of unvested restricted stock and 15,227 shares of stock.
(3)	Mr. Pfeiffer’s total includes 18,481 shares owned of record by the Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power.
(4)	Mr. Abraham’s total includes 10,902 shares of unvested restricted stock and 14,496 shares of stock.
(5)	Mr. Hagan’s total includes 10,603 shares of unvested restricted stock and 1,143 shares of stock.
(6)
Mr. McKee’s total includes 117,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(7)	Dr. Allen’s total includes 82,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.
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(8)
Mr. Chapman’s total includes 8,001 shares of unvested restricted stock and 6,756 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.

(9)	Mr. Gilyard’s total includes 6,667 shares of unvested restricted stock and 1,333 shares of stock.
(10)
Ms. Huskins’s total includes 27,313 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(11)	Ms. Kelly’s total includes 4,000 shares of unvested restricted stock.
(12)	Mr. Lopez’s total includes 6,667 shares of unvested restricted stock and 1,333 shares of stock.
(13)	Mr. Merriman’s total includes 18,075 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.
(14)	Mr. McLaughlin’s total includes 17,886 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
(15)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2020, The Vanguard Group, Inc. (Vanguard) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 826,952 and 52,424,493 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 442,492 and 887,652 shares of our common stock, respectively. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 368,700 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 977,204 shares of our common stock as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(16)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 4, 2020 BlackRock, Inc. has sole power to vote or direct the vote of 31,260,149 shares of our common stock, and sole power to dispose or direct the disposition of 34,365,916 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.

(17)
Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 13, 2020, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 18,243,483 and the shared power to dispose or direct the disposition of 21,698,482 shares of our common stock.

Equity Compensation Plan Information as of
December 31, 2019
The following table sets forth certain equity compensation plan information as of December 31, 2019. We historically have only granted shares of restricted stock, restricted stock units, and long-term performance shares under the equity plan.
PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)
Equity compensation plans approved by security holders	320,174(2)	n/a	819,645(3)
Equity compensation plans not approved by security holders	—	n/a	—
Total	320,174		819,645
(1)	Each of our equity compensation plans has been approved by our stockholders.
(2)
Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance, but excluding unvested restricted stock.

(3)
Represents shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan. This amount has been reduced by the 304,663 performance shares assuming target performance, and 15,511 restricted stock units outstanding at December 31, 2019.

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Audit Related Matters
Annual Review of Independent Registered Public Accounting Firm
In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators including:
✓	Global firm reputation;
✓	Global and national support;
✓	Competency and service by the engagement team, including industry expertise;
✓	Management’s input as to the firm’s technical expertise and knowledge; and
✓	Quality and breadth of services provided relative to the cost of those services.
The results of this assessment were taken into consideration when determining whether to reappoint KPMG LLP for the year ending December 31, 2020. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the company.
Fees Paid to Independent Registered Public Accounting Firm
The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2019 and 2018 were as follows:
	2019(1)	2018(1)
Total audit fees(2)	$3,133,013	$2,450,000
Tax fees(3)	633,581	462,982
(1)	There were no additional audit-related fees or other fees incurred during 2019 or 2018 other than those set forth above.
(2)
Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the issuances of comfort letters to underwriters, the reviews of registration statements in connection with the issuance of consents totaling approximately $323,000 in 2019 and $300,000 in 2018, statutory audit fees of $177,317 for 12 entities in the United Kingdom, and the audit of internal controls. Also included in the aggregate fees billed by KPMG LLP for 2018 are non-recurring fees related to the 2018 implementation of a new enterprise resource planning system totaling $216,000.

(3)	Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.
Pre-approval Policies and Procedures
The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.
The Audit Committee has established the following thresholds for pre-approval of non-audit services to be performed by our auditor in accordance with our pre-approval policies and procedures:
✓	Select members of management have authority up to $100,000;
✓	The Audit Committee Chair has authority up to $250,000; and
✓	The Audit Committee has authority for engagement services greater than $250,000.
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Audit Related Matters

The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG LLP in 2019 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.
Audit Committee Report
The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (Realty Income), is comprised of independent directors as required by the listing standards of the New York Stock Exchange (NYSE). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (SEC), which was adopted by Realty Income’s Board of Directors. In 2019, the Audit Committee met seven times.
The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG LLP, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2019. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with KPMG its independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.
The Audit Committee has oversight responsibilities for reviewing the services performed by KPMG LLP and retains sole authority to select, evaluate, compensate and replace our independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee discusses KPMG LLP’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee annually evaluates the reputation, qualifications, performance and independence of KPMG LLP and its lead audit partner. The Audit Committee also follows the SEC requirement with respect to the rotation of the lead engagement partner at least every five years. At the request of management and the Audit Committee, KPMG LLP presents a short list of candidates. Management meets with the candidates and proposes a candidate to meet with the Audit Committee, who then decides whether to affirm the selection or expand the search.
Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Submitted on March 17, 2020 by the members of the Audit Committee of Realty Income’s Board of Directors.
Ronald L. Merriman, Chair Kathleen R. Allen, Ph.D. A. Larry Chapman Christie B. Kelly Gregory T. McLaughlin
The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Realty Income specifically incorporates the same by reference.
Realty Income │ 2020 Proxy Statement 61

Frequently Asked Questions
When is the Annual Meeting?
The Annual Meeting will be held on May 12, 2020 at 9:00 a.m. Pacific Time. This year’s Annual
Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast at www.virtualshareholdermeeting.com/realty2020.
How do I attend the Annual Meeting?
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2020 on Tuesday, May 12, 2020, at 9:00 a.m. Pacific Time. Stockholders will need their unique control number, which appears on the Notice (printed in the box and marked by the arrow) and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 5, 2020, so that you can be provided with a control number and gain access to the meeting.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders as of the close of business on the record date, March 12, 2020, will consider and vote upon:
•	The election of ten director nominees named in this Proxy Statement to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualify;
•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
•	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote); and
•	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on March 12, 2020 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 343,398,000 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.
How will I receive my Proxy Materials for the Annual Meeting?
Beginning on or about April 1, 2020, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.
In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.
What is the difference between holding shares as a stockholder of record or as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record.” In this case, you receive your dividend check from Computershare. This year we have engaged the services of Broadridge Financial Solutions, Inc. (“Broadridge”) to mail our Proxy Materials or Notice to our registered holders.
If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank,
62 Realty Income │ 2020 Proxy Statement

Frequently Asked Questions

broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.
Is it necessary to vote if my shares are held in my brokerage account?
It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.
How do I vote?
You may vote or authorize a proxy to vote using any of the following methods:
By Internet

Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, on May 11, 2020. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, on May 11, 2020. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Virtual Meeting Access

Vote your shares by logging onto and voting at the virtual Annual Meeting at www.virtualshareholdermeeting.com/realty2020 on May 12, 2020. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

How does the Board of Directors recommend I vote on the proposals?
Our Board of Directors recommends that you vote your shares as follows:
✓	Proposal 1:FOR the election to the Board of Directors of the ten nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
✓	Proposal 3: FOR the say-on-pay vote.
What happens if I do not indicate my voting preferences?
If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of our Board of Directors, which are as follows:
✓	Proposal 1: FOR the election to the Board of Directors of the ten nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
✓	Proposal 3: FOR the say-on-pay vote.
Realty Income │ 2020 Proxy Statement 63

Frequently Asked Questions

On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.
If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors and the say-on-pay vote, but is permitted to vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.
May I change my vote after I submit my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:
•	delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•	signing and returning to our Corporate Secretary a proxy bearing a later date;
•	authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•	logging onto and voting at the virtual Annual Meeting.
If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.
Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.
What are the quorum and voting requirements on the three proposals mentioned in this Proxy Statement?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted by the holder of those shares during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.
The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:
PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(2)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors(1)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.
An abstention or a broker non-vote will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares for director nominees.

2	Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.
An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

(1)
In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered offer of resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such

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Frequently Asked Questions

determination, we will publicly disclose the decision regarding any tendered offer of resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board, such director shall continue to serve until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal.
(2)
Pursuant to our Bylaws, a "majority of votes cast" standard requires that the number of votes cast "FOR” a proposal or director nominee must exceed the number of votes cast "AGAINST" such proposal or director nominee.

Will any other business be conducted during the Annual Meeting?
Our Board of Directors does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.
If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).
Who will count the vote?
Representatives of Broadridge will tabulate the votes and act as inspector of election.
May I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?
Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2019 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You may also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice. On the day of and during the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2019 Annual Report will be available at www.virtualshareholdermeeting.com/realty2020.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.
Realty Income │ 2020 Proxy Statement 65

Stockholder Proposals for our 2021
Annual Meeting
In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2021 annual meeting of stockholders, it must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 2, 2020.
For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2021 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between November 2, 2020 and December 2, 2020 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.
In addition, if a stockholder desires to bring business (including director nominations) before our 2021 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2021 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November 2, 2020 and 5:00 p.m., Pacific Time, on December 2, 2020. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access," a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.
Householding of Proxy Materials
SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.
66 Realty Income │ 2020 Proxy Statement

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
By Order of the Board of Directors,

Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
April 1, 2020
Realty Income │ 2020 Proxy Statement 67

APPENDIX A
NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds from Operations and Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted computation per share (dollars in thousands, except per share amounts):
	2019	2018	2017
Net income available to common stockholders	$436,482	$363,614	$301,514
Depreciation and amortization	593,961	539,780	498,788
Depreciation of furniture, fixtures and equipment	(565)	(650)	(557)
Provisions for impairment	40,186	26,269	14,751
Gain on sales of real estate	(29,996)	(24,643)	(40,898)
FFO adjustments allocable to noncontrolling interests	(477)	(1,113)	(933)
FFO available to common stockholders	1,039,591	903,257	772,665
Executive severance charge(1)	—	18,651	—
Loss on extinguishment of debt	—	—	42,426
Excess of redemption value over carrying value of Class F preferred share redemption	—	—	13,373
Amortization of share-based compensation	13,662	15,470	13,946
Amortization of deferred financing costs(2)	4,754	3,991	5,326
Amortization of net mortgage premiums	(1,415)	(1,520)	(466)
Loss (gain) on interest rate swaps	2,752	(2,733)	(3,250)
Straight-line payments from cross-currency swaps(3)	4,316	—	—
Leasing costs and commissions	(2,102)	(3,907)	(1,575)
Recurring capital expenditures	(801)	(1,084)	(912)
Straight-line rent	(28,674)	(24,687)	(17,191)
Amortization of above and below-market leases	19,336	16,852	14,013
Other adjustments(4)	(1,404)	268	283
Total AFFO available to common stockholders	$1,050,015	$924,558	$838,638
AFFO allocable to dilutive noncontrolling interests	1,442	901	1,178
Diluted AFFO(4)	$1,051,457	$925,459	$839,816
AFFO per common share
Basic	$3.32	$3.19	$3.07
Diluted	$3.32	$3.19	$3.06
Distributions paid to common stockholders	$852,134	$761,582	$689,294
AFFO available to common stockholders in excess of distributions paid to common stockholders	$197,881	$162,976	$149,344
Weighted average number of common shares used for computation per share:
Basic	315,837,012	289,427,430	273,465,680
Diluted	316,601,350	289,923,984	274,024,934
(1)	The executive severance charge represents the incremental costs incurred upon our form CEO’s departure in October 2018 per the reconciliation below:
Cash	$9,817
Stock compensation	17,902
Professional fees	574
Total value of severance	28,293
Amount accrued for CEO compensation prior to separation	(9,642)
Incremental severance	$ 18,651
(2)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(4)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

68 Realty Income │ 2020 Proxy Statement

APPENDIX A(continued)

Adjusted EBITDAre
The following is a reconciliation of fourth quarter net income available to common stockholders (which we believe is the most comparable GAAP measure) to Quarterly Adjusted EBITDAre (dollars in thousands):
	2019	2018	2017
Net income available to common stockholders	$129,553	$85,303	$60,952
Interest(1)	75,073	70,635	103,903
Income Taxes	1,736	1,607	3,424
Depreciation and amortization	156,594	137,711	127,033
Executive severance charge(2)	—	18,651	—
Impairment loss	8,950	1,235	6,679
Gain on sales of real estate	(14,168)	(5,825)	(23,208)
Foreign currency and derivative gains, net	(1,792)	—	—
Quarterly Adjusted EBITDAre	$355,946	$309,317	$278,783

Net Debt	$7,847,536	$6,489,589	$6,104,573
Annualized Adjusted EBITDAre(3)	$1,423,784	$1,237,268	$1,115,132
Net Debt/Adjusted EBITDA(4)	5.5	5.2	5.5
(1)	Interest expense includes a loss on extinguishment of debt of $42.4 million for the quarter ended December 31, 2017.
(2)	Reflects an $18.7 million severance charge for our former CEO upon his departure in October 2018.
(3)	We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(4)
During 2019, the definition of Net Debt/Adjusted EBITDAre was changed to include debt net of cash and cash equivalents. Under the prior definition, debt to Adjusted EBITDAre was 5.3 and 5.5 for the quarters ended December 31, 2018 and 2017, respectively.

Realty Income │ 2020 Proxy Statement 69

REALTY INCOME

The Monthly Dividend Company®

FSC LOGO FOR POSITION ONLY

REALTY INCOME
The Monthly Dividend Company®

REALTY INCOME CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/realty2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available on the Notice and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E95484-P33293

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REALTY INCOME CORPORATION

The Board of Directors recommends a vote FOR the election of the ten director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020, and FOR the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the Proxy Statement.

Proposal 1. To elect the following ten director nominees to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:

Nominees:

	For	Against	Abstain
1a. Kathleen R. Allen	☐	☐	☐
1b. A. Larry Chapman	☐	☐	☐
1c. Reginald H. Gilyard	☐	☐	☐
1d. Priya Cherian Huskins	☐	☐	☐
1e. Christie B. Kelly	☐	☐	☐
1f. Gerardo I. Lopez	☐	☐	☐
1g. Michael D. McKee	☐	☐	☐
1h. Gregory T. McLaughlin	☐	☐	☐
1i. Ronald L. Merriman	☐	☐	☐
1j. Sumit Roy	☐	☐	☐
Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year Ending December 31, 2020.	☐	☐	☐
Proposal 3. Non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E95485-P33293

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 12, 2020
9:00 a.m., Pacific Time
www.virtualshareholdermeeting.com/realty2020

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation (the "company") for exercise at the Annual Meeting of Stockholders on May 12, 2020.

The shares of stock held in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the ten director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020, and "FOR" the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the Proxy Statement. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any postponement or adjournment thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies given with respect to the Annual Meeting and appoint Michael R. Pfeiffer and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any postponement or adjournment thereof and otherwise to represent you at the Annual Meeting and any postponement or adjournment thereof with all powers possessed by you, if personally present.

Address Changes/Comments: ____

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side